UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 12, 2012

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc., to be held at our corporate offices in Brookfield, WI on Wednesday, May 23, 2012 at 10:00 a.m. This is an important day on the Fiserv calendar, as it is an opportunity to review our financial results and strategic progress in providing our clients, and their customers, innovative technology products and services.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, we will present a report on our business activities. We welcome your comments or inquiries about our business that would be of general interest to shareholders during the meeting.

We urge you to be represented at the annual meeting, regardless of the number of shares you own or whether you are able to attend the annual meeting in person, by voting as soon as possible. Shareholders can vote their shares via the Internet or telephone using the instructions set forth on the enclosed proxy card. You also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope.

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2012

To the Shareholders of Fiserv, Inc.:

The annual meeting of shareholders of Fiserv, Inc. will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 23, 2012, at 10:00 a.m. local time for the following purposes, which are set forth more completely in the accompanying proxy statement:

1.	To elect two directors to serve for a three-year term expiring in 2015 and until their successors are elected and qualified.

2.	To approve an amendment to our articles of incorporation that would eliminate the classified structure of our board of directors and provide for the annual election of directors as set forth in the amendment.

3.	To approve performance goals and related matters under the Fiserv, Inc. 2007 Omnibus Incentive Plan.

4.	To approve, on an advisory basis, the compensation of our named executive officers.

5.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

6.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on March 28, 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

In the event there are not sufficient votes for a quorum or to approve any of the foregoing proposals at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit our further solicitation of proxies.

By order of the board of directors,

Charles W. Sprague

Secretary

April 12, 2012

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 23, 2012: The proxy statement and annual report to security holders are available at http://www.proxyvote.com.

Your vote is important. Our proxy statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible. A return envelope is enclosed for your convenience if you vote by mail.

PROXY STATEMENT

Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our annual meeting of shareholders, to be held on Wednesday, May 23, 2012 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045. If you need directions or have any other questions about attending the meeting, please call (262) 879-5000. We intend to mail this proxy statement and accompanying proxy card on or about April 12, 2012 to all shareholders entitled to vote at the annual meeting.

Purposes of Annual Meeting

The annual meeting has been called for the purposes of: electing two directors to serve for a three-year term expiring in 2015; approving an amendment to our articles of incorporation that would eliminate the classified structure of our board of directors and provide for the annual election of directors as set forth in the amendment; approving the performance goals and related matters under the Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”); approving, on an advisory basis, the compensation of our named executive officers; ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012; and transacting such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. In addition to the use of mail, our directors, officers and other employees may solicit proxies by personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts. We have retained the services of Georgeson Inc. (“Georgeson”) to assist us in soliciting proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person; provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from the record holder. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

The persons named as proxies in the accompanying proxy card have been selected by the board of directors and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted: in favor of each of the board’s nominees for director; in favor of the amendment to our articles of incorporation that would provide for the annual election of directors as set forth in the amendment; in favor of the performance goals and related matters under the Incentive Plan; in favor of the compensation of our named executive officers as disclosed in this proxy statement; and in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders. Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will not be an employee or director of Fiserv, Inc., designated by the board of directors.

Record Date and Required Vote

The board of directors has fixed the close of business on March 28, 2012 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 137,288,472 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Holders of shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve any proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed in order to permit the further solicitation of proxies.

Directors will be elected by a majority of votes cast at the annual meeting. A description of the majority voting provisions in our by-laws appears below under the heading “Election of Directors – Majority Voting.” For each of Proposals 2, 3, 4 and 5 to be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Voting

Shareholders can appoint a proxy by: marking their vote on their proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States; calling a toll-free number in accordance with the instructions on their proxy card; or voting on-line in accordance with the instructions on their proxy card.

Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

Recent Corporate Governance Developments

Our board of directors is committed to corporate governance “best practices” where the board of directors believes that the same are in the best interests of our shareholders. We have recently implemented, or are taking steps to implement, changes in our governance practices. Specifically, in February, our board of directors adopted amendments to remove the supermajority voting provisions contained in our by-laws. In addition, Proposal 2 in this proxy statement, if approved, would result in the declassification of our board of directors. We believe that these changes are consistent with the best practices that have been adopted by leading public companies and our shareholders’ expectations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 15, 2012 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
BlackRock, Inc.(4) 40 East 52nd Street New York, New York 10022	7,134,839	5.2%
FMR, LLC Edward C. Johnson 3d(5) 82 Devonshire Street Boston, Massachusetts 02109	8,048,612	5.8%
T. Rowe Price Associates, Inc.(6) 100 E. Pratt Street Baltimore, Maryland 21202	10,268,922	7.5%
The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	7,880,488	5.7%
Jeffery W. Yabuki	1,188,647	*
Thomas J. Hirsch	208,086	*
Mark A. Ernst	15,434	*
Rahul Gupta	102,736	*
Thomas W. Warsop III	99,980	*
Donald F. Dillon	2,078,192	1.5%
Daniel P. Kearney	46,087	*
Peter J. Kight(8)	152,022	*
Denis J. O’Leary	24,570	*
Glenn M. Renwick	52,274	*
Kim M. Robak	39,567	*
Doyle R. Simons	22,295	*
Thomas C. Wertheimer	41,656	*
All directors and executive officers as a group (17 people)	4,593,306	3.3%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

Includes stock options, which, as of March 15, 2012, were exercisable currently or within 60 days: Mr. Yabuki – 1,071,957; Mr. Hirsch – 187,209; Mr. Gupta – 86,700; Mr. Warsop – 80,729; Mr. Dillon

– 188,397; Mr. Kearney – 31,671; Mr. Kight – 83,152; Mr. O’Leary – 11,588; Mr. Renwick – 22,693; Ms. Robak – 29,998; Mr. Simons – 12,009; Mr. Wertheimer – 33,164; and all directors and executive officers as a group – 2,108,806.

Includes shares of restricted stock subject to vesting: Mr. Dillon – 151; Mr. Kearney – 151; Mr. Renwick – 151; Ms. Robak – 151; Mr. Simons – 125; Mr. Wertheimer – 151; and all directors and executive officers as a group – 880. The holders of the restricted stock have sole voting power, but no dispositive power, with respect to such shares.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 4,976; Mr. Kearney – 3,920; Mr. Kight – 4,612; Mr. O’Leary – 3,134; Mr. Renwick – 3,920; Ms. Robak – 1,822; Mr. Simons – 3,920; and all directors and executive officers as a group – 26,304.

Includes shares eligible for issuance pursuant to the non-employee director deferred compensation plan: Mr. Kearney – 6,724; Mr. O’Leary – 4,556; Mr. Renwick – 6,356; Ms. Robak – 1,877; Mr. Simons – 5,741; and all directors as a group – 25,254.

Mr. Dillon is a trustee of the Dillon Foundation which holds 133,750 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 3,500 shares of our common stock. As a trustee, Mr. Dillon or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)	On March 15, 2012, there were 137,676,032 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)	Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on February 9, 2012 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, BlackRock exercises sole voting and dispositive power over all of these securities.

(5)	Based on a Schedule 13G filed jointly by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) on February 14, 2012 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, FMR exercises sole voting power over 1,637,856 of the securities and FMR and Johnson exercise sole dispositive power over 8,048,612 of the securities.

(6)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 13, 2012 with the Securities and Exchange Commission, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 2,018,028 of the securities and sole dispositive power over 10,268,922 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(7)	Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 10, 2012 with the Securities and Exchange Commission, which indicates that the Vanguard Group exercises sole voting power and shared dispositive power over 198,056 of the securities and sole dispositive power over 7,682,432 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 198,056 of the securities as a result of VFTC serving as investment manager of collective trust accounts and directing the voting of these securities.

(8)	Mr. Kight is retiring from our board when his term expires at the 2012 annual meeting.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Our articles of incorporation currently provide for a board of directors that is divided into three classes. The terms for each class are three years, staggered over time. There are no family relationships among any of our directors or executive officers, and no nominee for director has been nominated pursuant to any agreement or understanding between us and any person.

All of the nominees for election as director at the annual meeting are incumbent directors. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors. A description of the majority voting provisions in our by-laws appears below under the heading “– Majority Voting.”

Nominees for Election

Each person listed below is nominated for election to serve as a director until the annual meeting of shareholders in the year in which his or her term expires and until his or her successor is elected and qualified. The board of directors recommends that you vote in favor of its nominees for director.

Three-year terms expiring in 2015

Daniel P. Kearney (age 72) has been a director since 1999. Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. In the past five years, in addition to Fiserv, Mr. Kearney served as a director of MGIC Investment Corporation (current), a publicly traded mortgage insurance company, and non-executive Chairman of MBIA, Inc. (current), a publicly traded financial guarantor. The board concluded that Mr. Kearney should be a director of the company because of his over 40 years of experience in the banking, insurance and legal industries. Principal Occupation: Financial Consultant.

Jeffery W. Yabuki (age 52) has been a director and our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. In

the past five years, in addition to Fiserv, Mr. Yabuki served on the board of directors of PetSmart, Inc. (former), a publicly traded specialty retailer of pet products and services, and MBIA, Inc. (former), a publicly traded financial guarantor. The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience at a number of large corporations and serves as the chief executive officer of the company. Principal Occupation: President and Chief Executive Officer of Fiserv, Inc.

Continuing Directors

Continuing terms expiring in 2013

Kim M. Robak (age 56) has been a director since 2003. Ms. Robak is a partner at Mueller Robak, LLC, a government relations firm. Previously, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. Prior to 1991, Ms. Robak was a partner of the law firm Rembolt Ludtke Milligan and Berger. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. In the past five years, in addition to Fiserv, Ms. Robak served on the board of directors of UNIFI Mutual Holding Company (current), a provider of life insurance, annuities, and mutual funds; Union Bank & Trust Company (current), a financial institution; FBL Financial Group, Inc. (former), a publicly traded life insurance holding company; and First Ameritas Life Insurance Corporation of New York (former), a life insurance company. The board concluded that Ms. Robak should be a director of the company because she is an accomplished business person and community leader who brings a variety of experiences to the board through her work in the fields of law, government and technology. Principal Occupation: Partner at Mueller Robak, LLC.

Doyle R. Simons (age 48) has been a director since 2007. Mr. Simons served as the Chairman and Chief Executive Officer of Temple-Inland, Inc. from 2007 to early 2012. Prior to that, he served in a variety of other roles for Temple-Inland: from 2005 to 2007, he was Executive Vice President of Temple-Inland, Inc.; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as Director of Investor Relations. In the past five years, in addition to Fiserv, Mr. Simons served on the board of directors of Temple-Inland, Inc., a formerly publicly traded manufacturing company focused on corrugated packaging and building products which was acquired in 2012. The board concluded that Mr. Simons should be a director of the company because he is an accomplished business person with diverse experiences in senior management and financial and legal matters. Principal Occupation: Private Investor.

Thomas C. Wertheimer (age 71) has been a director since 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. In the past five years, in addition to Fiserv, Mr. Wertheimer served on the board of directors of Vishay Intertechnology, Inc. (current), a publicly traded electronic component manufacturer, and Xinyuan Real Estate Co., Ltd. (current), a residential real estate developer in China. The board concluded that Mr. Wertheimer should be a director of the company because of his extensive knowledge of and experience in accounting, auditing and financial reporting matters. Principal Occupation: Financial Consultant.

Continuing terms expiring in 2014

Donald F. Dillon (age 72) has been Chairman of the board of directors since 2000. Mr. Dillon served as Vice Chairman of the board of directors from 1995 to 2000. In 1976, Mr. Dillon and an associate founded Information Technology, Inc. (“ITI”), a provider of banking software and services. ITI was acquired by Fiserv in 1995. From 1966 to 1976, Mr. Dillon was with the National Bank of Commerce, Lincoln, Nebraska and served as Senior Vice President – Information Management Division. In the past five years, in addition to Fiserv, Mr. Dillon served as: a member of the Board of Trustees for the University of Nebraska (current); a member of the University of Nebraska’s Directors Club (current); and the Chairman of the Board of Trustees of Doane College (former). The board concluded that Mr. Dillon should serve as the company’s Chairman of the Board of Directors because, as the founder of ITI, he brings more than 40 years of experience in the financial and data processing industries. Principal Occupation: Chairman of the Board of Directors of Fiserv, Inc.

Denis J. O’Leary (age 55) has been a director since 2008. In 2009, Mr. O’Leary became managing partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services, and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Lab Morgan, and, from 1994 to 2003, Executive Vice President. In the past five years, in addition to Fiserv, Mr. O’Leary has served on the board of directors of McAfee, Inc. (former), a formerly publicly traded supplier of computer security solutions, and Hamilton State Bancshares, Inc. (current), a privately held bank holding company. The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge of and experience in both the banking and information technology industries. Principal Occupation: Managing Partner, Encore Financial Partners, Inc.

Glenn M. Renwick (age 56) has been a director since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. In the past five years, in addition to Fiserv, Mr. Renwick served on the board of directors of The Progressive Corporation (current), a publicly traded property and casualty insurance company, and UnitedHealth Group Incorporated (current), a publicly traded provider of health insurance. The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with significant information technology experience. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election (a “Majority Against Vote”) will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the resignation submitted by a director receiving a Majority Against Vote, and the committee will recommend to the board whether to accept the tendered resignation or reject it.

The board of directors will act on the committee’s recommendation no later than 90 days following the date of the meeting during which the Majority Against Vote occurred. In considering the committee’s recommendation, the board will consider the factors considered by the committee and such additional information and factors the board believes are relevant. Following the board’s decision, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation. Our by-laws set forth the procedure for acting if a majority of the members of the committee receive Majority Against Votes at the same election.

PROPOSAL 2

APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION

Current Classified Board Structure

Article VII of our articles of incorporation and Section 2 of Article III of our by-laws divides our directors into three classes, with members of each class serving three-year terms of office. Consequently, at any annual meeting of shareholders, the shareholders have the ability to elect one class of directors, constituting approximately one-third of the entire board of directors.

Amendment to Articles of Incorporation to Declassify our Board of Directors

Our board of directors has approved, and recommends that our shareholders approve at the annual meeting, an amendment to our articles of incorporation that would eliminate the classified structure and provide for an annual election of directors. The amendment provides that directors who have been or will be elected to three-year terms prior to the annual meeting of shareholders held in 2013 will complete those terms. Beginning with the annual meeting of shareholders held in 2013, and at all annual meetings thereafter, directors whose terms are expiring will be subject to election for a one-year term expiring at the next annual meeting. As a result, directors whose terms expire in 2013, 2014 and 2015 will first be elected for one-year terms beginning in those respective years. Beginning with the 2015 annual meeting of shareholders, the entire board of directors will be elected annually.

Rationale for Declassification

In determining whether to propose declassification as described above, our board of directors carefully reviewed the various arguments for and against a classified board structure. Our board of directors recognizes that a classified structure may offer several advantages, such as promoting continuity and stability, encouraging directors to take a long-term perspective and reducing our vulnerability to coercive takeover tactics. The board of directors also recognizes, however, that a classified structure may appear to reduce directors’ accountability to shareholders because such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. Our board of directors believes that implementing annual elections for all directors is consistent with our shareholder’s expectations and our ongoing commitment to corporate governance “best practices” where the board of directors believes that the same are in the best interests of our shareholders. In view of the considerations described above, our board of directors has unanimously determined that it is in our and the shareholders’ best interests to eliminate the classified structure as proposed.

Text and Effectiveness of Amendment to Articles of Incorporation

If shareholders approve the amendment to our articles of incorporation, Article VII of our articles of incorporation will be amended and restated in its entirety as set forth in Appendix A attached to this proxy statement. Under Wisconsin law, if shareholders approve the amendment, the amendment will become legally effective when we file articles of amendment with the Wisconsin Department of Financial Institutions, which we intend to do promptly following the annual meeting.

Amendment to By-Laws

Our board of directors has approved, subject to shareholder approval of the amendments to Article VII of our articles of incorporation, amendments to our by-laws that will conform provisions relating to the election of directors to those set forth in the proposed amended Article VII. The amendments to our by-laws do not require any shareholder action. If the shareholders do not approve the amendment to our articles of incorporation, then the conforming amendments to our by-laws will not take effect.

Vote Required and Recommendation of the Board of Directors

To approve the amendment to our articles of incorporation, the votes cast “for” the approval of the amendment to the articles of incorporation must exceed the votes cast “against” the amendment. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the amendment.

The board of directors recommends that you vote in favor of Proposal 2.

PROPOSAL 3

APPROVAL OF PERFORMANCE GOALS AND RELATED MATTERS UNDER THE INCENTIVE PLAN

Background

In 2007, our shareholders adopted the Fiserv, Inc. 2007 Omnibus Incentive Plan, a copy of which is attached hereto as Appendix B. We are asking our shareholders to approve the following three items under the Incentive Plan:

•

The performance goals under the Incentive Plan described below under the heading “Performance Goals.” Achievement of specified performance levels under some or all of these performance goals will be a condition to the vesting of awards under the Incentive Plan in the future if such awards have performance conditions to vesting or payment.

•	The employees eligible to receive awards under the Incentive Plan as described below under “Administration and Eligibility.”

•	The maximum amount of awards that may be granted to key employees during any calendar year under the Incentive Plan as described below under “Award Limits.”

We are not asking our shareholders to approve an increase in the number of shares authorized under the Incentive Plan or any amendment to the Incentive Plan.

Shareholder approval of these items is required so that the compensation expense resulting from future awards, the vesting or payment of which is conditioned on achievement of performance goals, is not subject to the limitation on income tax deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 162(m), we may not deduct compensation in excess of $1 million paid in a year to our Chief Executive Officer and our next three highest paid executive officers (other than our Chief Financial Officer) for that year unless the compensation is payable solely on account of the achievement of pre-established, objective performance goals. If our shareholders do not approve the three items described above, we will not be able to deduct compensation expense in excess of this limit resulting from the vesting of future grants of awards with such performance conditions to vesting or payment. In such event, we will still be able to make awards under the Incentive Plan that do not comply with Section 162(m) of the Code.

Summary of the Terms of the Incentive Plan

The following is a summary of the material provisions of the Incentive Plan. This summary is qualified in its entirety by reference to the full and complete text of the Incentive Plan. Any inconsistencies between this summary and the text of the Incentive Plan will be governed by the text of the Incentive Plan.

Administration and Eligibility

The Incentive Plan is administered by the compensation committee or the board of directors with respect to employee participants and the board of directors with respect to director participants (we refer to such committee or board, as the case may be, as the “administrator”), which have the authority to interpret the provisions of the Incentive Plan; make, change and rescind rules and regulations relating to the Incentive Plan; and change or reconcile any inconsistency in any award or agreement covering an award. The administrator may designate any of the following as a participant under the Incentive Plan to the extent consistent with its authority: any of our or our affiliates’ officers or other employees or individuals engaged to become such an officer or employee, consultants who provide services to us or our affiliates and our non-employee directors. The selection of participants will be based upon the administrator’s opinion that the participant is in a position to contribute materially to our continued growth and development and to our long-term financial success. We currently have eight non-employee directors and approximately 1,200 employees who are eligible to participate in the Incentive Plan.

The board may delegate some or all of its authority under the Incentive Plan to a committee of the board, and the compensation committee may delegate some or all of its authority under the Incentive Plan to a sub-committee or one or more of our officers. Delegation is not permitted, however, with respect to stock-based awards made to individuals subject to Section 16b-3 of the Exchange Act unless the delegation is to a committee of the board that consists only of outside directors.

Shares Reserved under the Incentive Plan

The Incentive Plan provides that 10,000,000 shares of common stock are reserved for issuance under the plan. As of March 15, 2012, 8,623,446 shares have been granted and 2,639,319 shares remain to be granted. The Incentive Plan also provides that we may only issue an aggregate of 2,500,000 shares of common stock upon the exercise of incentive stock options and 4,000,000 shares of common stock pursuant to awards of restricted stock, restricted stock units, performance shares, performance units valued in a relation to a share of common stock and any other similar award under which the value of the award is measured as the full value of a share of common stock, rather than the increase in the value of a share. In general, if an award granted under the Incentive Plan expires, is canceled or terminates without the issuance of shares, if shares are forfeited under an award, or if shares are issued under any award and we reacquire them pursuant to rights we reserved upon the issuance of the shares, then such shares will again be available for issuance under the Incentive Plan.

Types of Awards

Awards under the Incentive Plan may consist of stock options, stock appreciation rights, performance shares, performance units, restricted stock, restricted stock units, dividend equivalent units, incentive cash awards or other equity-based awards. The administrator may grant any type of award to any participant it selects, but only our and our subsidiaries’ employees may receive grants of incentive stock options. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other award (or any other award granted under another plan of ours or of any of our affiliates).

Options

The administrator has the authority to grant stock options and to determine all terms and conditions of each stock option. Stock options will be granted to participants at such time as the administrator may determine. The administrator will also determine the number of options granted and whether an option is to be an incentive stock option or non-qualified stock option. The administrator will fix the option price per share of common stock, which may not be less than the fair market value of the common stock on the date of grant. Fair market value is defined as the last sales price of a share of our common stock for the date in question, or if no sales of our common stock occur on such date, on the last preceding date on which there was such a sale. The administrator will determine the expiration date of each option, but the expiration date will not be later than 10 years after the grant date. Options will be exercisable at such times and be subject to such restrictions and conditions as the administrator deems necessary or advisable. The stock option exercise price will be payable in full upon exercise in cash or its equivalent, by tendering shares of previously acquired common stock having a fair market value at the time of exercise equal to the exercise price, or by a combination of the two.

Stock Appreciation Rights

The administrator has the authority to grant stock appreciation rights. A stock appreciation right is the right of a participant to receive cash, common stock, or both cash and stock, with a fair market value equal to the appreciation of the fair market value of a share of common stock during a specified period of time. The Incentive Plan provides that the administrator will determine all terms and conditions of each stock appreciation right, including: whether the stock appreciation right is granted independently of a stock option or relates to a stock option; the number of shares of common stock to which the stock appreciation right relates; a grant price that is not less than the fair market value of the common stock subject to the stock appreciation right on the date of grant; the terms and conditions of exercise or maturity; a term that must be no later than 10 years after the date of grant; and whether the stock appreciation right will settle in cash, common stock or a combination of the two.

Performance and Stock Awards

The administrator has the authority to grant awards of restricted stock units, restricted stock, performance shares or performance units. Restricted stock unit means the right to receive a payment equal to the fair market value of one share of common stock. Restricted stock means shares of common stock that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Performance shares means the right to receive shares of common stock to the extent performance goals are achieved. Performance unit means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more shares of common stock, to the extent performance goals are achieved.

The administrator will determine all terms and conditions of the awards, including: the number of shares of common stock and/or units to which such award relates; whether performance goals need to be achieved for the participant to realize any portion of the benefit provided under the award; whether the restrictions imposed on restricted stock or restricted stock units will lapse, and any portion of the performance goals subject to an award will be deemed achieved, upon a participant’s death, disability or retirement; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one or more shares of common stock; and, with respect to performance units, whether the awards will settle in cash, in shares of common stock, or in a combination of the two.

Incentive Awards

The administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent that one or more performance goals are achieved. The administrator will determine all terms and conditions of an annual or long-term incentive award, including the performance goals, performance period, the potential amount payable and the timing of payment. The administrator must require that payment of all or any portion of the amount subject to the incentive award is contingent on the achievement of one or more performance goals during the period the administrator specifies. The administrator may deem that performance goals subject to an award are achieved upon a participant’s death, disability or retirement, or such other circumstances as the administrator may specify. The performance period for an annual incentive award must relate to a period of one fiscal year, and the performance period for a long-term incentive award must relate to a period of more than one fiscal year, except that, in each case, if the award is made in the year the Incentive Plan becomes effective, at the time of commencement of employment with us or on the occasion of a promotion, then the award may relate to a shorter period.

Dividend Equivalent Units

The administrator has the authority to grant dividend equivalent units. A dividend equivalent unit is the right to receive a payment, in cash or shares of common stock, equal to the cash dividends or other distributions that we pay with respect to a share of common stock. The administrator will determine all terms and conditions of a dividend equivalent unit award, including whether: the award will be granted in tandem with another award; payment of the award be made currently or credited to an account for the participant which provides for the deferral of such amounts until a stated time; and the award will be settled in cash or shares of common stock.

Other Awards

The administrator has the authority to grant other types of awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, shares of common stock, either alone or in addition to or in conjunction with other awards, and payable in shares of common stock or cash. Such awards may include shares of unrestricted common stock, which may be awarded, without limitation, as a bonus, in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, or upon the attainment of performance goals or otherwise, or rights to acquire shares of our common stock from us. The administrator will determine all terms and conditions of the award, including the time or times at which such award will be made and the number of shares of common stock to be granted pursuant to such award or to which such award will relate. Any award that provides for purchase rights must be priced at 100% of the fair market value of our common stock on the date of the award.

Performance Goals

For purposes of the Incentive Plan, performance goals mean any goals the administrator establishes that relate to one or more of the following with respect to us or any one or more of our subsidiaries, affiliates or other business units: net sales; cost of sales; revenues; gross income; net income; operating income; income from continuing operations; earnings (including before interest and/or taxes and/or depreciation and amortization); earnings per share (including diluted earnings per share); cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; net promoter score; internal revenue growth; and client retention. In the case of awards that the administrator determines will not be considered “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the administrator may establish other performance goals not listed in the Incentive Plan.

Award Limits

In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, we are required to establish limits on the number of awards that we may grant to a particular participant. The award limits in the Incentive Plan were established in order to provide us with maximum flexibility and are not necessarily indicative of the size of award that we expect to make to any particular participant. Under the Incentive Plan, no participant may be granted awards that could result in such participant: receiving options for, or stock appreciation rights with respect to, more than 500,000 shares of common stock during any fiscal year; receiving awards of restricted stock or restricted stock units relating to more than 120,000 shares of common stock during any fiscal year; receiving awards of performance shares or awards of performance units, the value of which is based on the fair market value of common stock, for more than 120,000 shares of common stock during any fiscal year; receiving awards of performance units, the value of which is not based on the fair market value of shares of common stock, of more than $3,000,000 in any fiscal year; receiving other stock-based awards not described above and that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code with respect to more than 120,000 shares of common stock during any fiscal year; receiving an annual cash incentive award of more than $3,000,000 in any single fiscal year; or receiving a long-term cash incentive award of more than $6,000,000 in any fiscal year. Each of these limitations is subject to adjustment as described above.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, unless the administrator allows a participant to designate in writing a beneficiary to exercise the award or receive payment under an award after the participant’s death or to transfer an award for no consideration.

Adjustments

If: (A) we are involved in a merger or other transaction in which our common stock is changed or exchanged; we subdivide or combine our common stock or we declare a dividend payable in our common stock, other securities (other than stock purchase rights issued pursuant to a shareholder rights agreement) or other property; we effect a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a share of common stock at the time the dividend is declared, or we effect any other dividend or other distribution on our common stock in the form of cash, or a repurchase of shares of common stock, that the board of directors determines is special or extraordinary in nature or that is in connection with a transaction that we characterize publicly as a recapitalization or reorganization involving our common stock; or any other event occurs, which, in the judgment of the board of directors or compensation committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Incentive Plan; then (B) the administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Incentive Plan and subject to certain provisions of the Internal Revenue Code, adjust the number and type of shares of common stock subject to the Incentive Plan and which may, after the event, be made the subject of awards; the number and type of shares of common stock subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.

In any such case, the administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award. However, if the transaction or event constitutes a change of control, as defined in the Incentive Plan, then the payment must be at least as favorable to the holder as the greatest amount the holder could have received for such award under the change of control provisions of the Incentive Plan. The administrator may, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, and without affecting the number of shares of common stock otherwise reserved or available under the Incentive Plan, authorize the issuance or assumption of awards upon terms it deems appropriate.

Change of Control

Unless otherwise provided in an applicable employment, retention, change of control, severance, award or similar agreement, in the event of a change of control, the successor or purchaser in the change of control transaction may assume an award or provide a substitute award with similar terms and conditions and preserving the same benefits as the award it is replacing. If the awards are not so assumed or replaced, then unless otherwise determined by the board of directors prior to the date of the change of control, immediately prior to the date of the change of control:

•

each stock option or stock appreciation right that is then held by a participant who is employed by or in the service of us or one of our affiliates will become fully vested, and all stock options and stock appreciation rights will be cancelled in exchange for a cash payment equal to the excess of the change of control price (as determined by the administrator) of the shares of common stock covered by the stock option or stock appreciation right over the purchase or grant price of such shares of common stock under the award;

•	restricted stock and restricted stock units that are not vested will vest;

•

each holder of a performance share and/or performance unit that has been earned but not yet paid will receive cash equal to the value of the performance share and/or performance unit, and each performance share and/or performance unit for which the performance period has not expired will be cancelled in exchange for a cash payment equal to the value of the performance share and/or performance unit multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change of control;

•

all incentive awards that are earned but not yet paid will be paid, and all incentive awards that are not yet earned will be cancelled in exchange for a cash payment equal to the amount that would have been due if the performance goals (measured at the time of the change of control) continued to be achieved through the end of the performance period multiplied by a percentage based on the portion of the performance period that has elapsed as of the date of the change of control;

•	all dividend equivalent units that are not vested will vest and be paid in cash; and

•	all other awards that are not vested will vest, and if an amount is payable under such vested award, then such amount will be paid in cash based on the value of the award.

Term of Incentive Plan

Unless earlier terminated by our board of directors, the Incentive Plan will remain in effect until all common stock reserved for issuance under the Incentive Plan has been issued. If the term of the Incentive Plan extends beyond 10 years, no incentive stock options may be granted after such time unless our shareholders approve an extension of the Incentive Plan.

Termination and Amendment

The board of directors or the compensation committee may amend, alter, suspend, discontinue or terminate the Incentive Plan at any time, except:

•	the board of directors must approve any amendment to the Incentive Plan if we determine such approval is required by action of the board, applicable corporate law or any other applicable law;

•

shareholders must approve any amendment to the Incentive Plan if we determine that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or any other applicable law; and

•

shareholders must approve any amendment to the Incentive Plan that materially increases the number of shares of common stock reserved under the Incentive Plan or the per participant award limitations set forth in the Incentive Plan or that diminishes the provisions on repricing or backdating stock options and stock appreciation rights.

The administrator may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person that may have an interest in the award will be effective only if agreed to by that participant or other person. The administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the Incentive Plan or the modification of an award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which our common stock is then traded, or to preserve favorable accounting or tax treatment of any award for us. The authority of the administrator to terminate or modify the Incentive Plan or awards will extend beyond the termination date of the Incentive Plan. In addition, termination of the Incentive Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Incentive Plan except as they may lapse or be terminated by their own terms and conditions.

Repricing and Backdating Prohibited

Neither the administrator nor any other person may decrease the exercise price for any outstanding stock option or stock appreciation right after the date of grant nor allow a participant to surrender an outstanding stock option or stock appreciation right to us as consideration for the grant of a new stock option or stock appreciation right with a lower exercise price. The administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the administrator takes action to approve such award.

Foreign Participation

To assure the viability of awards granted to participants employed or residing in foreign countries, the administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Incentive Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the administrator approves for purposes of using the Incentive Plan in a foreign country will not affect the terms of the Incentive Plan for any other country.

Certain Federal Income Tax Consequences

The following summarizes certain federal income tax consequences relating to the Incentive Plan. The summary is based upon the laws and regulations in effect as of the date of this proxy statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Incentive Plan will vary depending upon the specific facts and circumstances involved, and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.

Stock Options

The grant of a stock option under the Incentive Plan will create no income tax consequences to us or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the shares of common stock received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the common stock acquired pursuant to the exercise of an incentive stock option and we will not be allowed a deduction. If the participant fails to hold the shares of common stock acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the shares of common stock on the exercise date over the exercise price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.

Stock Appreciation Rights

The grant of a stock appreciation right under the Incentive Plan will create no income tax consequences to us or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the common stock at such time over the grant price. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in shares of our common stock, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the exercise date).

Restricted Stock

Generally, a participant will not recognize income, and we will not be entitled to a deduction, at the time an award of restricted stock is made under the Incentive Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. We will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the common stock on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid, and we will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.

A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then we will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by us. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, we would then be required to include as ordinary income the amount of any deduction we originally claimed with respect to such shares.

Restricted Stock Units

A participant will not recognize income, and we will not be entitled to a deduction, at the time an award of a restricted stock unit is made under the Incentive Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Shares

The grant of performance shares will create no income tax consequences for us or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. We will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units

The grant of a performance unit will create no income tax consequences to us or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and we will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Incentive Awards

A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and we will be entitled to a corresponding income tax deduction.

Dividend Equivalent Units

A participant who is paid a dividend equivalent with respect to an award will recognize ordinary income equal to the value of cash or common stock paid, and we will be entitled to a corresponding deduction in the same amount and at the same time.

Section 162(m) Limit on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deduction we can take for compensation we pay to our chief executive officer and our four other highest paid officers (other than our chief financial officer), determined as of the end of each year, to $1,000,000 per year per individual. However, performance-based compensation that meets the requirements of Section 162(m) does not have to be included as part of the $1,000,000 limit. The Incentive Plan is designed so that awards granted to the covered individuals may meet the Section 162(m) requirements for performance-based compensation.

Code Section 409A

Awards under the Incentive Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Internal Revenue Code. If the requirements of Section 409A or an exemption from Section 409A are not met, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. We have sought to structure the Incentive Plan, and we expect to seek to structure awards under the Incentive Plan, to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A. To the extent that we determine that any award granted under the Incentive Plan is subject to Section 409A, the award agreement evidencing such award will generally incorporate the terms and conditions required by Section 409A. The Incentive Plan and any applicable awards may be modified to exempt the awards from Section 409A or comply with the requirements of Section 409A.

Other Considerations

Awards that are granted, accelerated or enhanced upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that such payments, when aggregated with other payments subject to Section 280G, exceed the limitations contained in that provision. Such excess parachute payments are not deductible by us and are subject to an excise tax of 20% payable by the participant.

Future Plan Benefits

The compensation committee annually determines the benefits or amounts that will be received by or allocated to key employees and directors under the Incentive Plan. Accordingly, such benefits and amounts in the future are not currently determinable.

Equity Compensation Plan Information

The table below sets forth information with respect to compensation plans under which equity securities are authorized for issuance as of December 31, 2011.

	(a)		(b)	(c)
Plan Category	Number of shares to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our shareholders(1)	5,893,885	(2)	$46.64	3,935,415	(3)
Equity compensation plans not approved by our shareholders	N/A		N/A	N/A
Total	5,893,885		$46.64	3,935,415

(1)	Columns (a) and (c) of the table above do not include 1,170,039 unvested restricted stock units outstanding under the Fiserv, Inc. 2007 Omnibus Incentive Plan or the Fiserv, Inc. Stock Option and Restricted Stock Plan or 1,264,344 shares authorized for issuance under the Fiserv, Inc. Amended and Restated Employee Stock Purchase Plan. The number of shares remaining available for future issuance under the employee stock purchase plan is subject to an annual increase on the first day of each fiscal year equal to the lesser of (A) 1,000,000 shares, (B) 1% of the shares of our common stock outstanding on such date or (C) a lesser amount determined by our board of directors.

(2)	Consists of options outstanding under the Fiserv, Inc. 2007 Omnibus Incentive Plan and the Fiserv, Inc. Stock Option and Restricted Stock Plan.

(3)	Reflects number of shares available for future issuance under the Fiserv, Inc. 2007 Omnibus Incentive Plan. No additional awards may be granted under the Fiserv, Inc. Stock Option and Restricted Stock Plan.

Vote Required and Recommendation of the Board of Directors

To approve the performance goals and related matters under the Incentive Plan, the votes cast “for” the approval of the performance goals and related matters must exceed the votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the performance goals and related matters under the Incentive Plan.

The board of directors recommends that you vote in favor of Proposal 3.

PROPOSAL 4

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

We are conducting a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in accordance with Section 14A of the Exchange Act (commonly referred to as “Say-on-Pay”).

Proposed Resolution

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 31 of this proxy statement as well as the tabular and narrative disclosure under “Compensation of Executive Officers” beginning on page 43. Our compensation program for named executive officers is designed to create shareholder value by rewarding performance and includes the following key factors:

•

Despite a challenging economy, we exceeded our financial goals in 2011, as further discussed below under “Compensation Discussion and Analysis – 2011 Named Executive Officer Compensation – Cash Incentive Awards.”

•

We provide compensation in the form of cash incentive awards based on achievement of annual performance goals and long-term equity compensation that promotes sustained financial and operating performance by delivering value to executive officers to the extent our stock price increases over time In 2011, approximately 75% of the compensation that we paid to our named executive officers was in the form of cash and equity incentive awards.

•

The value of equity incentive awards granted to our chief executive officer was more than twice the amount of cash compensation paid to him, and equity incentive awards comprised approximately half of the compensation paid to the other named executive officers in 2011. Approximately three-quarters of the equity awards that we granted to the named executive officers were in the form of options, which are inherently performance-based and have value to the extent that the price of our stock increases.

•	We did not increase the base salaries of most of our named executive officers in 2011 compared to 2010.

•	We generally do not provide perquisites to our named executive officers.

•

We have stock ownership guidelines, which require our executive officers to maintain a substantial investment in Fiserv stock; stock disposition requirements that restrict how much Fiserv stock an executive officer can sell in a specified period; and a compensation recoupment, or “clawback,” policy, all of which we believe align the interests of our named executive officers with those of our shareholders.

The board endorses the compensation of our named executive officers and recommends that you vote in favor of the following resolution:

RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Compensation Discussion and Analysis” and in the tabular and narrative disclosures under “Compensation of Executive Officers.”

Vote Required, Effect of Vote and Recommendation of the Board of Directors

To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of this proposal.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee will carefully consider the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results.

The board of directors recommends that you vote in favor of Proposal 4.

PROPOSAL 5

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP

Background

The audit committee of the board of directors has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Deloitte & Touche LLP has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance of Deloitte & Touche LLP to determine whether we should continue to retain the firm as our independent registered public accounting firm. To this end, at least annually, Deloitte & Touche LLP makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. A representative of Deloitte & Touche LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its selection of Deloitte & Touche LLP as a matter of good corporate practice. If our shareholders do not ratify this selection, the audit committee of the board of directors will consider it a direction to select another independent public accounting firm for 2012. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.

The board of directors recommends that you vote in favor of Proposal 5.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Donald F. Dillon, Daniel P. Kearney, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Mr. Yabuki is not independent because he is a current employee of Fiserv, and Mr. Kight is not independent because he has been employed by Fiserv within the past three years.

Meetings and Attendance

During our fiscal year ended December 31, 2011, our board of directors held six meetings, and each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Directors are expected to attend each annual meeting of shareholders. All of the directors serving on the board at the time of our 2011 annual meeting of shareholders attended the meeting.

Board Leadership Structure

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings and presides over meetings of the full board. Our board recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our board believes that having separate positions provides a clear delineation of responsibilities for each position and enhances the ability of each leader to discharge his duties effectively which, in turn, enhances our prospects for success.

Committees of the Board of Directors

Our board of directors has three standing committees: a nominating and corporate governance committee; an audit committee; and a compensation committee. The directors currently serving on these committees satisfy the independence requirements contained in the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at http://investors.fiserv.com/documents.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Nominating and Corporate Governance Committee

Membership and Responsibilities

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. The nominating and corporate governance committee also oversees our corporate governance procedures and manages the board’s annual evaluation of the chief executive officer. The members of the nominating and corporate governance committee are currently Ms. Robak (Chairperson), Mr. Kearney and Mr. O’Leary, each of whom is independent. The nominating and corporate governance committee held five meetings during 2011.

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it considers appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that the members of our board of directors should have diverse backgrounds and skills. The diversity that the committee seeks includes diversity of education, professional experience as well as diversity of gender, race and national origin, in order that the board represents a broad set of skills and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with strong credentials and broad experience.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in our by-laws, our nominating and corporate governance committee will consider shareholder nominations for directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee, including any understanding with any person as to how such nominee, if elected, will act or vote on any issue or question and all direct and indirect compensation and any other material monetary arrangements during the past three years between the nominating shareholder and its affiliates and each nominee and his or her affiliates; describe information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for a contested election of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission on February 24, 2012. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Shareholder Proposals for the 2013 Annual Meeting.”

Audit Committee

Membership and Responsibilities

The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, our internal audit function and our independent auditor. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent auditor. The members of the audit committee are Mr. Wertheimer (Chairman), Mr. Kearney and Mr. O’Leary, each of whom is independent as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that all three of the members of the audit committee are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K. The audit committee held nine meetings during 2011.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements, and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, has the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and Deloitte the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2011. The audit committee has also discussed with Deloitte the matters required to be discussed under Public Company Accounting Oversight Board standards. The audit committee has received the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

The audit committee also discussed with management, the internal auditors and Deloitte the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both Deloitte and the internal auditors their respective audit plans, audit scope and identification of audit risks. Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for 2011, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Daniel P. Kearney

Denis J. O’Leary

Compensation Committee

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The members of the compensation committee are currently Mr. Renwick (Chairman), Ms. Robak and Mr. Simons, each of whom is a non-employee director and “independent” as defined by applicable NASDAQ Marketplace Rules. The compensation committee operates under a written charter that identifies its responsibilities which include: approval of executive officer compensation; approval of compensation policies and employee benefit plans; review of compensation-related risk; administration of our equity incentive plans including compliance with executive share ownership requirements; review of shareholder proposals related to compensation matters; review of our severance policies; and consultation with management regarding employee compensation generally. The compensation committee held four meetings during 2011. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and management’s role in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining Compensation.”

Risk Oversight

Our management is responsible for managing risks, and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is managing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance as well as information regarding our capital allocation decisions, creditworthiness and liquidity, all in an effort to understand financial risks faced by the company. As discussed above, the positions of chief executive officer and Chairman are held by different individuals. We believe a separate Chairman position enhances the effectiveness of our board’s risk oversight function by providing leadership to the board that is independent from those tasked with managing the risk profile of our company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including: (i) inquiring of relevant personnel regarding risks or exposures generally, including risks associated with derivatives, currency exposure, interest rate hedging and other investment strategies; (ii) coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures; (iii) administering our code of business conduct and ethics; (iv) reviewing legal and regulatory matters that could have a material impact on the financial statements; (v) considering and approving related party transactions; and (vi) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. At each of its quarterly meetings, the audit committee receives reports from our director of internal audit regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our enterprise risk and resilience group, which is responsible for Fiserv’s enterprise risk management program that encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance and information security across all Fiserv businesses and support functions.

In addition, our compensation committee regularly receives reports from our human resources department and our senior management about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks. The nominating and corporate governance committee also works closely with our general counsel and the members of the board to seek to manage risks associated with the independence of the directors, conflicts of interest and other corporate governance related matters.

Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority of its members are interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to affirm the continuing desirability of and need for the related person arrangement.

A related person transaction is a transaction in which we are proposed to be a participant and in which a related person may have a direct or indirect material interest. Our policy adopts the definition of a related person contained in Item 404(a) of Regulation S-K and applies to our directors and executive officers, immediate family members of our directors and executive officers, security holders who beneficially own five percent or more of any class of our outstanding voting securities, an immediate family member of any significant shareholder, and any entity that is owned or controlled by any of the foregoing.

The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2011, all Section 16 reporting persons complied with all applicable filing requirements.

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP and related entities for services provided during 2010 and 2011. The audit committee has concluded that Deloitte & Touche LLP’s provision of the audit and permitted non-audit services described below is compatible with Deloitte & Touche LLP maintaining its independence.

	2010	2011
Audit Fees	$1,870,000	$1,913,000
Audit-Related Fees	2,175,000	2,838,000
Tax Fees	188,000	708,000

Total	$4,233,000	$5,459,000

Audit Fees.    Audit fees are for professional services rendered by Deloitte & Touche LLP in connection with the audit of our annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, our preparation of registration statements and foreign statutory audits.

Audit-Related Fees.    Audit-related fees are for professional services rendered by Deloitte & Touche LLP for service auditor reports. The increase in 2011 compared to 2010 is primarily attributable to an increase in the number of reports issued in 2011 and an expansion in the scope of certain reports.

Tax Fees.    Tax fees are for tax consultations and tax return preparation.

Pre-Approval Policy

In 2011, the audit committee pre-approved all services provided by our independent registered public accounting firm. The audit committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the audit committee may form, and delegate authority to, a subcommittee consisting of one or more members to approve the provision of audit and permitted non-audit services. In such case, if the subcommittee approves any services, it is required to provide the full audit committee with a report regarding the services that it approved at the audit committee’s next scheduled meeting. In addition, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with detailed information regarding our executive compensation philosophy, how we determine and structure executive compensation, including the factors we consider in making compensation decisions, and our executive compensation policies. The Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2011, who were:

Named Executive Officer	Title
Jeffery W. Yabuki	President and Chief Executive Officer
Thomas J. Hirsch	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Ernst	Executive Vice President, Chief Operating Officer – Joined Fiserv in January 2011.
Rahul Gupta	Executive Vice President, Group President, Digital Payments – Mr. Gupta was promoted to Group President, Digital Payments in October 2011 from president of our card services business.
Thomas W. Warsop, III	Executive Vice President, Group President, Distribution and Sales – Served as Executive Vice President and Chief Sales Officer in 2011. He was promoted to his current role in January 2012.

Executive Summary

Our Business

Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We pursue this goal with a strategy focused on new product and service development, improved cost effectiveness of services, aggressive solicitation of new clients and strategic acquisitions and divestitures. We face significant competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that executive officer compensation can be used to help us meet these challenges by “paying for performance,” thereby aligning the interests of our executive officers with those of our shareholders.

Executive Compensation Practices

Our compensation program is designed to create value for our shareholders by rewarding performance and sustainable growth. The table below summarizes our current compensation practices as well as those practices we have not implemented because we do not believe they advance the goals of our compensation program.

What We Do

•    We provide compensation in the form of cash incentive awards based on achievement of annual performance goals and long-term equity compensation that promotes sustained financial and operating performance by delivering value to executive officers to the extent our stock price increases over time. In 2011, approximately 75% of the compensation that we paid to our named executive officers was in the form of cash and equity incentive awards.

•    We have stock ownership requirements.

•    We impose restrictions on the number of shares that a named executive officer may sell.

•    We have a compensation recoupment, or “claw back,” policy.

What We Don’t Do

•     We don’t provide separate pension programs, a supplemental executive retirement plan or other post-retirement payments to our named executive officers.

•     We generally don’t provide personal-benefit perquisites to our named executive officers as these do not directly contribute to enhancing shareholder value.

How Pay is Tied to Performance

2011 Business Highlights

Despite the current challenges in the global economy, we exceeded our financial targets in 2011, as further discussed below under “ – 2011 Named Executive Officer Compensation – Cash Incentive Awards.” We also continued to enhance our level of competitive differentiation through innovation and integration. As discussed further in this Compensation Discussion and Analysis, executive officer compensation for 2011 was paid or awarded in the context of this solid operating performance.

2011 Compensation Highlights

We did not increase the base salary of our chief executive officer, and he received a cash incentive award equal to 120% of his target award because the target adjusted earnings per share performance goal was exceeded and the target adjusted internal revenue growth performance goal was met. The compensation committee granted our chief executive officer equity incentive awards above his target level, the majority of which were stock options, and those awards comprised 69% of his total compensation for 2011. We did not increase the base salaries of our other named executive officers in 2011 except for Mr. Gupta in connection with his promotion to Group President, Digital Payments. Similar to our chief executive officer, we paid cash incentive awards to the other named executive officers above target levels because we generated strong financial results in a challenging market. The other named executive officers also received annual equity incentive awards in 2011 generally above target levels reflecting the committee’s belief that their performance will continue to positively impact our future operating results at or above expected levels.

Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for operating our company: to create value for our clients and shareholders. To this end, we design our compensation program to reward our executive officers for sustained financial and operating performance and leadership excellence and to align their interests with those of our shareholders. This design is balanced by below median market compensation when company performance does not meet our goals.

Our executive officers are critical to our long-term success; therefore, we need to be competitive not only in our products and services but also in the quality of our executive officers. Accordingly, we seek to pay our executive officers at levels that are competitive with other employers who compete with us for talent, both within and outside of our industry, to encourage our executive officers to remain with the company for long and productive careers. We compensate our executive officers in a manner that seeks to achieve one or more of our performance, alignment or retention objectives. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. Among other things, it approves compensation policies and employee benefit plans; approves executive officer compensation; reviews compensation-related risk; administers our equity incentive plans including compliance with executive share ownership requirements; reviews shareholder proposals related to compensation matters; reviews our severance policies; and consults with management regarding employee compensation generally. With respect to executive officers, at the beginning of each year, the compensation committee sets base salaries, approves the cash and equity incentive awards, and establishes the objective performance targets to be achieved for the year.

Consultants’ Role

The committee did not engage or meet with a compensation consultant in 2011. Management engaged Towers Perrin to provide it with compensation consulting and data services at the end of 2010 as part of preparing its recommendations to the committee in early 2011.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures included in his recommendations may apply generally to all of our named executive officers. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee discusses matters related specifically to his compensation. When formulating recommendations to the compensation committee regarding the compensation of a group president, for example, our chief executive officer considers, among other matters, the group’s revenue growth and net operating profit as well as market and other available data. Our chief executive officer annually completes a self-appraisal of his performance. For 2011, his self-appraisal focused on strategic progress, financial results, client quality, culture, talent and succession, capital allocation, risk management, investor relations and leadership. The appraisal is considered by the committee in its annual review of our chief executive officer’s performance and compensation.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Shareholder Advisory Vote on Named Executive Officer Compensation

At our 2011 annual meeting, our shareholders approved, by approximately 94% of the votes cast, the compensation of our named executive officers as disclosed in our 2011 proxy statement. The compensation committee considered the results of the 2011 advisory vote at its meeting in February 2012 as one factor in evaluating our executive compensation program. Because a substantial majority of our shareholders approved the compensation program described in the proxy statement for the 2011 annual meeting, the compensation committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote. The compensation committee will continue to consider the results of shareholder advisory votes about our named executive officer compensation.

Structuring Compensation

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2011 were base salary, annual cash incentive awards and equity incentive awards:

	Elements	Description
Short-Term Compensation	Base Salary	• Fixed annual amount • Provides a level of income security • Used to determine pay-based benefits and target annual incentive awards

	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives

Long-Term Compensation	Stock Options and Restricted Stock Units	• Equity grants that vest over a period of several years

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers: market data; company, business unit and individual performance; experience; internal pay equity; promotions; and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer. The committee may vary the amount of base salary for a number of reasons, including an executive officer’s position and responsibilities, our business needs, the tenure of an executive officer, individual performance, and an executive officer’s future potential.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

We provide compensation to our named executive officers in the form of time-vesting stock options and restricted stock units. Stock options are inherently performance-based because they deliver compensation to an executive officer to the extent our stock price increases over the term of the award. Restricted stock units are units that are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest.

We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers. The compensation committee determines the mix of options and restricted stock units each year that it believes achieves this balance best. In addition, equity awards support our objective of aligning our executive officers’ interest with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. When making equity award decisions, we do not consider existing stock ownership levels because we do not want to discourage executive officers from holding significant amounts of our common stock. We also do not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should negatively impact current compensation decisions.

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention, and rewards our executive officers if we succeed.

Peer Group

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to set executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for total compensation at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation. The peer group that we used for 2011 is set forth below:

Alliance Data Systems Corporation	Equifax Inc.	Paychex, Inc.
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Total System Services, Inc.
Convergys Corporation	Intuit Inc.	Unisys Corporation
Discover Financial Services	Jack Henry & Associates, Inc.	Visa Inc.
DST Systems, Inc.	MasterCard Incorporated	The Western Union Company
The Dun & Bradstreet Corporation	NCR Corporation

We believe our peer group is comprised of companies directly comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization; and companies that compete with us for managerial talent. Based on our analysis, for 2011, the base salaries of our named executive officers were below the 50th percentile of our peers, and total compensation of our named executive officers was generally at the 50th percentile of our peers, although certain of the named executive officers were above, and others were below, such mark.

2011 Named Executive Officer Compensation

Base Salaries

We have not increased the base salary of our chief executive officer in the last six years or our chief financial officer in the last five years. In addition, the base salary of Mr. Warsop has remained unchanged since 2008. Our compensation committee elected to maintain the base salary amounts for these named executive officers in order to increase the proportion of overall compensation that is “at risk.” Mr. Gupta’s base salary was increased in October 2011 from $400,000 to $420,000 in connection with his promotion. Prior to that, his base salary had not increased since he joined our company in 2006. When Mr. Ernst joined Fiserv, the committee set his base salary to deliver a mix of compensation aimed at performance with salary reflecting 25% of his overall target compensation.

Cash Incentive Awards

Certain Terminology

In this section of the proxy statement, we use a number of financial terms. Set forth below is a description of these terms:

•

Adjusted earnings per share is calculated as earnings per share from continuing operations in accordance with generally accepted accounting principles excluding merger and integration-related costs, severance costs, amortization of acquisition-related intangible assets, losses on early debt extinguishment and certain other non-operating gains and losses.

•

Adjusted internal revenue growth is measured as the increase in adjusted revenue, excluding all acquired revenue, for the current year divided by adjusted revenue from the prior year. Adjusted revenue is calculated as total revenue in accordance with generally accepted accounting principles excluding output solutions postage reimbursements. Adjusted business unit or group internal revenue growth is calculated in the same manner using business unit or group adjusted revenue as applicable.

•

Adjusted consolidated net operating profit is calculated as total revenue minus total operating expenses, including a cost of capital charge, excluding capitalization and amortization of internally developed software and share-based compensation, and is adjusted for the items described in the calculation of adjusted earnings per share. Adjusted business unit or group net operating profit is calculated in the same manner using business unit or group revenue, expenses and adjustments as applicable.

Messrs. Yabuki and Hirsch

The cash incentive payments to Messrs. Yabuki and Hirsch for 2011 were based on adjusted earnings per share and adjusted internal revenue growth. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in earnings per share and shareholder value. For 2011, we set the target adjusted earnings per share performance goal at $4.51, which represented an 11% increase over 2010 adjusted earnings per share. We use adjusted internal revenue growth because we believe that the long-term value of our enterprise depends on our ability to grow revenue without regard for acquisitions. For 2011, we set the target adjusted internal revenue growth performance goal at 3% compared to adjusted internal revenue growth of 1.4% in 2010. We increased the weight given to adjusted internal revenue growth from 35% in 2010 to 40% in 2011. We also increased the cash incentive award threshold, target and maximum opportunities for Mr. Hirsch primarily because peer compensation data indicated that his total compensation was below market.

For 2011, the threshold, target, maximum and actual amounts for Messrs. Yabuki and Hirsch were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Adjusted Earnings Per Share (60%)	$4.28	$4.51	$4.71 or more	$4.58
Adjusted Internal Revenue Growth (40%)	0%	3%	7% or more	3%
Award as a Percentage of Base Salary
J. Yabuki	63%	125%	250%	150%
T. Hirsch	45%	90%	180%	108%

Mr. Ernst

The cash incentive payment to Mr. Ernst for 2011 was based on achievement of adjusted internal revenue growth, adjusted consolidated net operating profit and adjusted earnings per share. We use adjusted consolidated net operating profit because we believe it reflects how well Mr. Ernst is performing as our Chief Operating Officer. Similar to other named executive officers, these company-wide performance measures for Mr. Ernst focused on driving greater internal revenue growth and overall profitability. For 2011, the threshold, target, maximum and actual amounts for Mr. Ernst were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Adjusted Internal Revenue Growth (40%)	0%	3%	7% or more	3%
Adjusted Consolidated Net Operating Profit (in millions) (40%)	$1,170	$1,220	$1,295	$1,212
Adjusted Earnings Per Share (20%)	$4.28	$4.51	$4.71 or more	$4.58
Award as a Percentage of Base Salary	40%	80%	160%	82%

Mr. Warsop

The cash incentive payment to Mr. Warsop for 2011 was based on sales quota attainment, adjusted internal revenue growth and adjusted consolidated net operating profit. The committee considered company-wide performance measures because Mr. Warsop could significantly impact those results as the leader of our sales organization. For 2011, the threshold, target, maximum and actual amounts for Mr. Warsop were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Sales Quota Attainment (50%)	95%	100%	120%	116%
Adjusted Internal Revenue Growth (40%)	0%	3%	7% or more	3%
Adjusted Consolidated Net Operating Profit (in millions) (10%)	$1,170	$1,220	$1,295	$1,212
Award as a Percentage of Base Salary	50%	100%	250%	170%

Sales quota attainment is expressed as a percentage achievement of the targeted total contract value for the year. The committee determines sales quota attainment by evaluating our sales results for the year against the quota levels set by our chief executive officer at the beginning of the year. Mr. Warsop’s cash incentive award for 2011 was paid above target level primarily due to the strong performance of our sales organization in 2011.

Mr. Gupta

Mr. Gupta’s 2011 cash incentive award performance goals and threshold, target and maximum payouts were initially set when he served as president of our card services business unit. Upon his promotion to Group President, Mr. Gupta assumed responsibility for group results and his performance goals and threshold, target and maximum payouts for the remainder of the year were revised accordingly. Mr. Gupta’s cash incentive award for 2011 was determined on a pro rata basis to reflect the time he served as president of card services and as Group President. The following summarizes Mr. Gupta’s average weighted threshold, target, maximum and actual amounts based on his average weighted salary for the year.

Percent of Average Weighted Base Salary (%)
Threshold	Target	Maximum	Actual
34%	67%	135%	81%

The committee considered business unit- and group-level results (adjusted net operating profit, 20%, and adjusted internal revenue growth, 20%) because it believed they were most relevant to, and could be most directly influenced by, Mr. Gupta during the time he served as leader of the card services business unit and Digital Payments group. The balance of his cash incentive award was determined based on company-wide results (adjusted consolidated net operating profit, 20%, and adjusted internal revenue growth, 40%) because we are focused on profitably growing company revenue, and Mr. Gupta had the ability to significantly impact those results in his leadership roles. The adjusted internal revenue growth and adjusted consolidated net operating profit threshold, target and maximum goals for Mr. Gupta were set at the same levels set forth above for our other named executive officers. With respect to adjusted business unit and group net operating profit and adjusted business unit and group internal revenue growth, we set the performance goal levels for Mr. Gupta such that we believed that it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target would be achieved. Overall, his cash incentive award for 2011 was paid above target primarily because of his business unit and individual performance.

Equity Incentive Awards

The committee established threshold, target and maximum values of total equity awards, comprised of stock options and restricted stock units, expressed as a percentage of base salary, which Messrs. Yabuki, Hirsch and Warsop could receive. The target equity awards generally reflect the committee’s assessment of the level of an executive officer’s responsibilities within the company. On February 23, 2011, we granted equity awards to Messrs. Yabuki, Hirsch and Warsop based on the committee’s judgment of each executive’s prospective performance, including with respect to leadership, overall performance and strategic alignment and equity grants to executives serving in comparable positions at peer companies. We revised Mr. Warsop’s maximum award opportunity from 150% to 205% of base salary in recognition of the superior performance of our sales organization. The grant date fair value of the annual equity incentive awards, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)
Equity Incentive Award	Threshold	Target	Maximum	Actual Award
J. Yabuki	327%	476%	625%	548%
T. Hirsch	100%	200%	300%	281%
T. Warsop	75%	100%	205%	205%

When Mr. Gupta’s 2011 equity award was determined, he was president of our card services business. At that time, his target equity award was $200,000 and his actual award was $350,006. The amount of his 2011 equity award was based on an assessment of Mr. Gupta’s performance as the leader of the card services business, the results of the business, his prospective performance and equity grants to executives serving in comparable positions at peer companies. On March 31, 2011, Mr. Gupta received an additional 1,595 restricted stock units with a grant date fair value of approximately $100,000 because he was named Business Unit Executive of the Year. This annual award is given to the business president whose unit demonstrated outstanding financial performance, including growth in revenue, earnings and clients, along with significant achievements in respect of sales and client satisfaction. In connection with his promotion to Group President, we awarded Mr. Gupta an additional 3,398 restricted stock units with a grant date fair value of approximately $200,000 to better align his equity compensation with the target level typically set for a group president at our company.

Mr. Ernst received an award of 48,645 stock options with a grant date fair value of approximately $1,000,000 at the time he joined Fiserv in January 2011. Mr. Ernst did not receive any additional equity awards during 2011.

Additional Compensation

In 2008, in addition to annual equity awards, we granted options with performance-based vesting criteria to, among others, Messrs. Yabuki, Hirsch, Gupta and Warsop. These options vested subject to our achievement of annual or cumulative cost synergy goals associated with our acquisition of CheckFree in 2007 and annual or cumulative internal revenue growth rates for 2008, 2009 and 2010. Messrs. Yabuki, Hirsch, Gupta and Warsop earned, cumulatively, an aggregate 70% of the maximum possible award for the achievement of cost synergy goals. The earned portion of the award vested and became exercisable in February 2011. These options have a ten year term and an exercise price of $54.21 per share.

Other Elements of Compensation

Retirement Savings Plan and Health and Welfare Benefits

We provide subsidized health and welfare benefits which include medical, dental, life and accidental death or dismemberment insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We maintain supplemental long-term disability coverage for executive officers and other employees with cash compensation of $200,000 or more. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers. Fiserv associates, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after the first two calendar years in which the employee is credited with 1,000 hours of service. For 2011, subject to a minimum 2% employee contribution and the attainment of 1,000 hours of service, we also made a 1% discretionary profit sharing matching contribution.

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (subject to IRS limits), with the objective of allowing employees to benefit when the value of our stock increases over time. Under applicable tax law, no plan participant may purchase more than $25,000 in market value of our stock under this plan in any calendar year.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements, or “KEESAs,” and, in the case of Messrs. Yabuki, Ernst, Gupta and Warsop, employment agreements. We discuss the purposes and terms of the KEESAs and other arrangements with our named executive officers below under the heading “Employment and Other Agreements with Executive Officers.”

Perquisites

We generally do not provide personal-benefit perquisites to our named executive officers.

Additional Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our general counsel and our chief executive officer of all transactions by senior members of management and our board of directors.

Stock Ownership and Disposition Requirements

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain a stock ownership policy that requires our executive officers to own, directly or indirectly, equity having a value of at least six times base salary in the case of our chief executive officer and four times base salary in the case of our other named executive officers. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are currently in compliance with the requirements.

For these purposes, our calculation of ownership includes interests in restricted stock, restricted stock units, stock acquired through our employee stock purchase plan, investments in our common stock through our 401(k) savings plan and, as of January 1, 2012, 20% of the value of shares underlying vested but unexercised stock options. The value of all other shares subject to options are not considered in determining whether the ownership requirement is met. If an executive officer does not achieve the required ownership level, our policy permits us, among other options, to require the executive officer to retain all shares acquired on exercise of options or on vesting of restricted stock units.

We have also adopted restrictions regarding the number of shares that any director or executive officer may sell in a given year. The restrictions generally provide that an executive officer or director may not, in any particular year, dispose of more than 10% of the shares he or she beneficially owns at the beginning of such year. Shares of our stock that are sold or withheld to pay the applicable option exercise prices or taxes associated with such exercises are not included when determining whether the relevant limitations are satisfied.

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment. With respect to equity awards: (i) unvested awards may be immediately cancelled; (ii) vested but unexercised options or similar awards may be immediately cancelled; (iii) shares issued upon vesting or exercise of awards may be rescinded; and (iv) if the shares subject to any such award have been sold at the time of a restatement, an amount in cash equal to the value of the shares may be recovered. There is no time limit on our ability to recover such amounts, other than limits imposed by law, and recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required. To the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer to enable him to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically made by the compensation committee. Our approval process for making equity awards does not allow for discretion in selecting the timing of awards or specific grant dates. To this end:

•	equity awards to executive officers determined at the February compensation committee meeting are granted immediately after the board meeting following the committee meeting;

•	annual equity awards to non-employee directors are granted immediately following the annual meeting of shareholders;

•	equity awards to new employees or directors are granted on the date of commencement of service; and

•

equity awards that are not tied to a specific date (e.g., awards for retention or special recognition) are granted on the last calendar day of the month in which our chief executive officer approves the grant or on the date determined by the compensation committee.

Unless the compensation committee determines otherwise, the exercise price of all options to purchase shares of our common stock is equal to the closing market price of our common stock on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxable income for federal income tax purposes in any one year with respect to our chief executive officer and each of the next four highest compensated executive officers. Certain performance-based compensation is not subject to the deduction limit. We seek to make cash and equity-based awards under our plans in a manner that is not subject to the limit imposed by Section 162(m). For example, our incentive compensation is paid pursuant to the Incentive Plan, which has been approved by our shareholders, one of the requirements under Section 162(m). In addition, our employment agreements with named executive officers are designed to comply with Section 162(m). Our compensation committee believes that we should use our best efforts to cause any compensation paid to executive officers to be deductible. However, in order to maintain flexibility in compensating our executive officers, it is not a policy of the committee that all executive compensation must be tax deductible.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2005, we entered into an employment agreement with Mr. Yabuki that provides that, during the term of his employment, Mr. Yabuki will serve as a director and our president and chief executive officer. Under his employment agreement, as amended, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target cash incentive award of not less than 125% of his base salary; (iii) to receive grants of options, restricted stock and/or other awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and

(v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. The agreement automatically renews for one year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit. We selected Mr. Yabuki to succeed our former chief executive officer after conducting a thorough search process. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the current market terms for the leader of a company of our size in our industry.

Ernst, Gupta and Warsop Employment Agreements

We entered into an employment agreement with each of Messrs. Ernst, Gupta and Warsop in 2011, 2006 and 2006, respectively, pursuant to which we agreed to employ each of them until one party provides the other with a notice of termination. Under his employment agreement, Mr. Ernst is entitled: (i) to receive an annual salary of at least $525,000; (ii) to participate in our executive incentive compensation plan, with a target and maximum possible cash incentive award of 80% and 160% of annual base salary, respectively, for the 2011 calendar year; and (iii) to participate in our executive long-term incentive compensation program with an annual target of 200% of base salary. Under their employment agreements, as amended and restated in 2008, Mr. Gupta and Mr. Warsop are entitled: (i) to receive an annual salary of at least $400,000 and $350,000, respectively; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term compensation program; and (iv) to receive a minimum of four weeks paid vacation. In addition, Messrs. Ernst, Gupta and Warsop are entitled to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. We also granted Mr. Ernst 48,645 stock options, which have an exercise price of $59.50 and vest one-third on each of the second, third and fourth anniversaries of the grant date, pursuant to his employment agreement. Mr. Gupta and Mr. Warsop also received equity awards pursuant to their employment agreements when they joined our company, all of which have since vested. The terms of Mr. Ernst’s, Mr. Gupta’s and Mr. Warsop’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the current market terms for a leader of a company of our size in our industry.

Key Executive Employment and Severance Agreements

We have entered into Key Executive Employment and Severance Agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2011.

Glenn M. Renwick, Chairman

Kim M. Robak

Doyle R. Simons

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jeffery W. Yabuki	2011	840,000	850,672	3,749,474	1,262,100	13,980	6,716,226
President and Chief	2010	840,000	693,794	3,489,713	849,450	13,951	5,886,908
Executive Officer	2009	840,000	802,523	3,372,701	728,438	14,023	5,757,685

Thomas J. Hirsch	2011	400,000	281,274	843,635	432,720	14,123	1,971,752
Chief Financial Officer and	2010	400,000	250,039	747,797	258,880	13,545	1,670,261
Treasurer	2009	400,000	182,526	547,138	222,000	13,617	1,365,281

Mark A. Ernst Chief Operating Officer	2011	525,000	—	1,000,141	432,768	98,068	2,055,977

Rahul Gupta(4) Group President, Digital Payments	2011	403,333	475,088	174,996	325,160	14,658	1,393,235

Thomas W. Warsop, III	2011	400,000	205,001	614,923	681,240	13,698	1,914,862
Group President, Distribution	2010	400,000	260,006	259,252	553,288	13,119	1,485,665
and Sales	2009	400,000	212,515	212,362	286,600	13,421	1,124,898

(1)	Reflects the grant date fair value of the awards granted in the respective years under the Incentive Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2011.

(2)	These non-equity incentive plan compensation payments were made pursuant to the Incentive Plan. These awards were earned in the year listed and paid in the following year.

(3)	The amounts shown in this column for 2011, 2010 and 2009 include company matching and, if applicable, discretionary contributions under our 401(k) savings plan; company-paid premiums for insurance; and if applicable, company contributions to a health savings account. The amount shown for Mr. Ernst includes $84,922 of reimbursement for relocation-related expenses pursuant to the terms of his employment agreement.

(4)	Mr. Gupta was promoted to Group President in October 2011. In connection with his promotion, his base salary was increased from $400,000 to $420,000. The amount shown in the base salary column for Mr. Gupta reflects the actual amount of base salary paid to him during 2011.

The material terms of the company’s agreements with Messrs. Yabuki, Ernst, Gupta and Warsop are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officer.” Mr. Hirsch does not have an employment agreement other than the KEESA, which, together with the estimated possible benefits payable thereunder, is discussed below.

GRANTS OF PLAN-BASED AWARDS IN 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
J. Yabuki		525,000	1,050,000	2,100,000
	02/23/11				13,785					850,672
	02/23/11						164,595		61.71	3,749,474
T. Hirsch		180,000	360,000	720,000
	02/23/11				4,558					281,274
	02/23/11						37,034		61.71	843,635
M. Ernst		210,000	420,000	840,000
	01/03/11						48,645	(3)	59.50	1,000,141
R. Gupta(4)
From 01/01/2011 to 10/25/2011		120,000	240,000	480,000
From 10/26/2011 to 12/31/2011		210,000	420,000	840,000
	02/23/11				2,836					175,010
	02/23/11						7,682		61.71	174,996
	03/31/11				1,595	(5)				100,038
	10/31/11				3,398	(5)				200,040
T. Warsop		200,000	400,000	1,000,000
	02/23/11				3,322					205,001
	02/23/11						26,994		61.71	614,923

(1)	We granted all of the equity awards reported above pursuant to the Fiserv, Inc. 2007 Omnibus Incentive Plan. Unless otherwise noted, one-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date.

(2)	The amounts in the table represent the grant date fair value of the awards. Information about the assumptions that we used to determine the grant fair value of the awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2011.

(3)	One-third of these stock options vest on each of the second, third and fourth anniversaries of the grant date.

(4)	Mr. Gupta served as president of our card services business for most of 2011. At the time of his promotion to Group President, Digital Payments in October 2011, his threshold, target and maximum payouts as a percentage of base salary were modified. His cash incentive award for 2011 was determined on a pro-rata basis to reflect the time during which he served in each of those roles. See “Compensation Discussion and Analysis – 2011 Named Executive Officer Compensation – Cash Incentive Awards” above.

(5)	One half of these restricted stock units vest on each of the third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
J. Yabuki						48,910	(2)	2,872,973
	—	164,595	(3)	61.71	02/23/2021
	64,804	129,609	(4)	47.69	02/24/2020
	181,328	90,664	(5)	32.74	02/26/2019
	95,274	—		54.21	02/27/2018
	25,826	—		54.21	02/27/2018
	124,392	—		54.69	02/23/2017
	145,000	—		46.09	12/01/2015
	225,000	—		46.09	12/01/2015
T. Hirsch						14,595	(6)	857,310
	—	37,034	(3)	61.71	02/23/2021
	13,886	27,774	(4)	47.69	02/24/2020
	29,416	14,708	(5)	32.74	02/26/2019
	24,212	—		54.21	02/27/2018
	19,370	—		54.21	02/27/2018
	25,000	—		54.69	02/23/2017
	3,542	—		41.21	02/21/2016
	20,000	—		44.32	05/01/2016
	3,616	—		38.16	02/16/2015
	4,840	—		38.73	02/18/2014
	2,388	—		30.99	02/11/2013
	5,764	—		41.57	02/13/2012
M. Ernst	—	48,645	(7)	59.50	01/03/2021
R. Gupta						12,596	(8)	739,889
	—	7,682	(3)	61.71	02/23/2021
	2,407	4,815	(4)	47.69	02/24/2020
	11,282	5,642	(5)	32.74	02/26/2019
	13,836	—		54.21	02/27/2018
	16,141	—		54.21	02/27/2018
	13,940	3,485	(9)	53.06	03/30/2017
	15,000	—		52.49	12/18/2016
T. Warsop						17,717	(1 0 )	1,040,697
	—	26,994	(3)	61.71	02/23/2021
	4,814	9,629	(4)	47.69	02/24/2020
	11,417	5,709	(5)	32.74	02/26/2019
	13,836	—		54.21	02/27/2018
	16,141	—		54.21	02/27/2018
	15,000	—		52.42	01/02/2017

(1)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 30, 2011 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $58.74, by the number of unvested shares or units.

(2)	Includes 4,849 restricted stock units that vested on February 24, 2012, 8,171 restricted stock units that vested on February 26, 2012 and 4,235 restricted stock units that vested on February 27, 2012. The remaining restricted stock units will vest as follows: 4,849 on February 24, 2013; 8,171 on February 26, 2013; 4,850 on February 24, 2014; and 4,595 on each of February 23, 2013, 2014 and 2015.

(3)	One-third of the options vest on each anniversary of the grant date, February 23, 2011.

(4)	One-third of the options vest on each anniversary of the grant date, February 24, 2010.

(5)	One-third of the options vest on each anniversary of the grant date, February 26, 2009.

(6)	Includes 1,747 restricted stock units that vested on February 24, 2012, 1,858 restricted stock units that vested on February 26, 2012 and 1,077 restricted stock units that vested on February 27, 2012. The remaining restricted stock units will vest as follows: 1,859 on February 26, 2013; 1,519 on each of February 23, 2013 and 2014; 1,748 on each of February 24, 2013 and 2014; and 1,520 on February 23, 2015.

(7)	One-third of the options vest on each of January 3, 2013, 2014 and 2015.

(8)	Includes 908 restricted stock units that vested on February 24, 2012, 713 restricted stock units that vested on February 26, 2012 and 615 restricted stock units that vested on February 27, 2012. The remaining restricted stock units will vest as follows: 945 on each of February 23, 2013 and 2014; 909 on each of February 24, 2013 and 2014; 713 on February 26, 2013; 946 on February 23, 2015; 797 on March 31, 2014; 798 on March 31, 2015; and 1,699 on each of October 31, 2014 and 2015.

(9)	One-fifth of the options vest on each anniversary of the grant date, March 30, 2007.

(10)	Includes 1,817 restricted stock units that vested February 24, 2012, 2,164 restricted stock units that vested on February 26, 2012 and 615 restricted stock units that vested on February 27, 2012. The remaining restricted stock units will vest as follows: 4,000 on December 31, 2012; 1,817 on February 24, 2013; 2,164 on February 26, 2013; 1,107 on each of February 23, 2013 and 2014; 1,818 on February 24, 2014; and 1,108 on February 23, 2015.

All of the agreements that govern equity awards contain provisions that provide for automatic vesting in the event that certain age and/or term of service requirements are achieved at the time of an executive officer’s retirement. If these requirements are met, the options and restricted stock units may vest earlier than indicated in the table above.

OPTION EXERCISES AND STOCK VESTED DURING 2011

During our fiscal year ended December 31, 2011, the named executive officers exercised options to purchase shares of our common stock and/or had restrictions with respect to shares of restricted stock and/or restricted stock units held by them lapse as set forth below.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
J. Yabuki	—	—	20,697	$1,296,562
T. Hirsch	—	—	4,184	$262,772
M. Ernst	—	—	—	—
R. Gupta	—	—	2,506	$157,730
T. Warsop	—	—	17,778	$1,068,264

(1)	The “Value Realized on Vesting” was calculated by multiplying the number of shares acquired on vesting times the market value of the shares on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions of arrangements under which our named executive officers may become entitled to potential payments upon termination or change in control are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in: Mr. Yabuki’s employment agreement and KEESA and Mr. Warsop’s employment agreement, which we filed with our Current Report on Form 8-K on December 23, 2008; the KEESAs for Messrs. Hirsch, Ernst, Gupta and Warsop, a form of which we filed with our Current Report on Form 8-K on December 23, 2008; Mr. Ernst’s employment agreement, which we filed with our Current Report on Form 8-K on May 27, 2011; Mr. Gupta’s employment agreement, which we filed with our Annual Report on Form 10-K on February 24, 2012; and the relevant stock option, restricted stock and restricted stock unit award agreements, forms of which we have filed with the Securities and Exchange Commission.

Terminology

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization, if we modify their travel requirements, or if we breach the terms of the agreements. “Disability” under the agreements generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The complete definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

Employment Agreements

General. Our employment agreements with Messrs. Yabuki, Ernst, Gupta and Warsop provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Deductibility of Compensation,” these agreements are designed to comply with Section 162(m) of the Internal Revenue Code. In addition, these agreements all provide that post-termination payments and benefits are subject to a six-month delay in the event that the executive officer is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of a qualifying termination. The employment agreements also contain provisions that require each of the named executive officers to maintain the confidentiality of our confidential information and proprietary data during and following his employment. In addition, each of Messrs. Yabuki, Ernst, Gupta and Warsop agrees that during his employment and for 12 months after termination of employment, he will not compete with us or solicit our clients or our employees. Under the employment agreements, we have the ability to recover certain compensation previously paid to the named executive officer if he breaches these obligations.

Terms of Employment Agreement with Mr. Yabuki. We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive (i) a lump sum payment equal to four and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise the stock options granted to him upon hire for two years, and all other stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier. If Mr. Yabuki’s employment is terminated for death or disability, he, or his estate as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination.

Under his employment agreement, Mr. Yabuki will also be entitled to receive an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or KEESA at the time such payments are to be made. If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement.

Terms of Employment Agreement with Mr. Gupta, Mr. Warsop and Mr. Ernst. We have the right to terminate their employment at any time. If we terminate Mr. Gupta’s or Mr. Warsop’s employment other than for death, disability or cause, or if either of them terminates his employment because we breach his employment agreement, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary; (ii) in the case of Mr. Warsop only, a lump sum payment equal to the smaller of $150,000 or the cash incentive award earned in the prior year; (iii) the benefit of accelerated vesting for all other equity awards as if he had remained employed for an additional 12-month period; and (iv) reimbursement of COBRA premiums for up to 12 months following the date of his termination. With respect to Mr. Ernst, if we terminate his employment other than for death, disability or cause, or if he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to 1.8 times his then-current base salary.

Key Executive Employment and Severance Agreements

General

Our Key Executive Employment and Severance Agreements (“KEESAs”) set forth the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control. We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. The committee selected the triggering events for benefits under the KEESAs based on its judgment that the change in control events described in the KEESAs are likely to result in the concerns described above. New executive officers have generally entered into KEESAs with the same economic terms as those provided since 2001, which is when we began to enter into KEESAs. Thus, benefits for new executive officers are generally consistent with those for executive officers with existing agreements. We believe that this helps us achieve compensation that is equitable among executive officers. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Benefits

Pursuant to the terms of the KEESAs, upon a change in control, all restrictions on restricted stock awards will lapse such that they become fully and immediately vested, and all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•	a cash termination payment equal to two times the sum of (i) their annual salary plus (ii)

•	their highest annual cash incentive award during the three completed fiscal years before the change in control; or

•

in the case of Mr. Ernst, because he has not been employed by us for three or more years, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control;

•

with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment equal to the value of such award pro rated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “prorated bonus;” and

•

continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid.

To comply with Section 409A of the Internal Revenue Code, the KEESAs require a six-month delay of post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company.

The KEESAs, other than Mr. Yabuki’s, also provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax. Mr. Yabuki’s employment agreement provides for an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or his KEESA at the time such payments are to be made.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Awards

Equity award agreements under the Incentive Plan provide that, on a recipient’s death, disability or retirement, 100% of any then-unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit agreements generally provide for pro rata vesting in the event of death, disability or retirement. The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that addresses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the equity awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer will have 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the equity award or issue a replacement award, then immediately prior to the change in control, each equity award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

Cash Incentive Awards

Our Incentive Plan provides that upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2011. The amounts shown in the tables below rely on the following assumptions:

•

The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting and $58.74, the closing price of our common stock on the last trading day of the calendar year.

•

The amount shown in the table with respect to restricted stock units is equal to the closing price of our common stock on the last trading day of the calendar year times the number of unvested restricted stock units which would experience accelerated vesting.

•	The prorated bonus amounts reflect the named executive officer’s target cash incentive award for 2011 because we assume that the triggering event or events indicated occurred on December 31, 2011.

•

The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” is, in the case of Mr. Yabuki, the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family; and, in the case of Mr. Gupta and Mr. Warsop, the value of one year of such benefits. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•	In accordance with the terms of the KEESAs, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2011.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

•

In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made.

Potential Payments on a Change in Control without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis (#)	Number of Restricted Units Vested on Accelerated Basis (#)	Value Realized
J. Yabuki	384,868	48,910	$6,662,416
T. Hirsch	79,516	14,595	$1,546,621
M. Ernst	48,645	—	—
R. Gupta	21,624	12,596	$959,582
T. Warsop	42,332	17,717	$1,295,531

Potential Payment on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability (Employment Agreement)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$3,780,000	$1,680,000
Cash Incentive Award	—	—	2,184,000
Prorated Bonus	$1,050,000	1,050,000	1,050,000
Stock Options:
Unvested and Accelerated	3,789,443	3,789,443	3,789,443
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	2,872,973	2,872,973	2,872,973
Benefits:
COBRA Reimbursement	—	28,625	—
Post-Employment Benefits	—	—	102,079
Excise Tax Gross-Up	—	—	—
Outplacement Services	—	—	84,000
Advisor Fees	—	—	15,000
Total	$7,712,416	$11,521,041	$11,777,495

Mr. Hirsch

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	—	$800,000
Cash Incentive Award	—	—	665,600
Prorated Bonus	—	$360,000	360,000
Stock Options:
Unvested and Accelerated	$689,311	689,311	689,311
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	147,437	857,310	857,310
Benefits:
Post-Employment Benefits	—	—	93,545
Outplacement Services	—	—	40,000
Advisor Fees	—	—	15,000
Total	$836,748	$1,906,621	$3,520,766

Mr. Ernst

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Resignation for Good Reason or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$945,000	—	$1,050,000
Cash Incentive Award	—	—	—	630,000
Prorated Bonus	—	—	$420,000	420,000
Stock Options:
Unvested and Accelerated(1)	—	—	—	—
Benefits:
Post-Employment Benefits	—	—	—	104,910
Outplacement Services	—	—	—	52,500
Advisor fees	—	—	—	15,000
Total	—	$945,000	$420,000	$2,272,410

(1)	The exercise price of Mr. Ernst’s unvested stock options subject to accelerated vesting is higher than the closing price of our common stock on the last trading day of our fiscal year ended December 31, 2011.

Mr. Gupta

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$420,000	—	$840,000
Cash Incentive Award	—	—	—	603,400
Prorated Bonus	—	—	$420,000	420,000
Stock Options:
Unvested and Accelerated	$219,693	193,084	219,693	219,693
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	70,003	131,343	739,889	739,889
Benefits:
COBRA Reimbursement	—	14,312	—	—
Post-Employment Benefits	—	—	—	104,785
Outplacement Services	—	—	—	42,000
Advisor fees	—	—	—	15,000
Total	$289,696	$758,739	$1,379,582	$2,984,767

Mr. Warsop

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$400,000	—	$800,000
Cash Incentive Award	—	150,000	—	1,106,576
Prorated Bonus	—	—	$400,000	400,000
Stock Options:
Unvested and Accelerated	$254,834	201,629	254,834	254,834
Restricted Stock and Restricted Stock Units:
Unvested and Accelerated	328,900	504,929	1,040,697	1,040,697
Benefits:
COBRA Reimbursement	—	13,888	—	—
Post-Employment Benefits	—	—	—	85,431
Outplacement Services	—	—	—	40,000
Advisor fees	—	—	—	15,000
Total	$583,734	$1,270,446	$1,695,531	$3,742,538

COMPENSATION OF DIRECTORS

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in form and timing of payments.

Elements of Director Compensation

The compensation committee of the board of directors reviews non-employee director compensation every other year and considers our financial performance, general market conditions and non-employee director compensation at the peer group companies set forth above under “Compensation Discussion and Analysis – Structuring Compensation – Peer Group.” We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•

To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $100,000. The Chairman also receives equity grants in the same manner as the other non-employee directors.

•

Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

•

Our stock ownership guidelines require non-employee directors to own shares of our common stock having a total value equal to six times the annual retainer amount, an increase from five times previously.

•

In order to provide greater flexibility in managing their compensation, we maintain a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

•

Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

Our non-employee director compensation program is summarized below:

Element of Compensation
Board Retainer	$60,000

Chairman’s Retainer(1)	100,000

Committee Retainer
Audit	12,000
Compensation	10,000
Nominating and Corporate Governance	10,000

Committee Chair Retainer
Audit	7,500
Compensation	7,500
Nominating and Corporate Governance	7,500

Equity Awards(2)
Stock Options	60,000
Restricted Stock Units	60,000

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	Upon being elected or continuing as a director at our annual meeting of shareholders, each non-employee director receives stock options and restricted stock units each having approximately $60,000 in value.

2011 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald F. Dillon(3)	100,000	60,024	60,017	220,041
Daniel P. Kearney(4)	82,000	60,024	60,017	202,041
Peter J. Kight(5)	60,000	60,024	60,017	180,041
Denis J. O’Leary(6)	74,500	60,024	60,017	194,541
Gerald J. Levy(7)	32,088	—	—	32,088
Glenn M. Renwick(8)	77,500	60,024	60,017	197,541
Kim M. Robak(9)	80,000	60,024	60,017	200,041
Doyle R. Simons(10)	70,000	60,024	60,017	190,041
Carl W. Stern(11)	25,895	75,081	75,029	176,005
Thomas C. Wertheimer(12)	79,500	60,024	60,017	199,541

(1)	This column includes the following amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. Kearney ($82,000); Mr. O’Leary ($74,500); Ms. Robak ($40,002); Mr. Renwick ($77,500); and Mr. Simons ($70,000).

(2)	We granted each incumbent non-employee director a number of restricted stock units determined by dividing $60,000 by $62.59, the closing price of our common stock on May 25, 2011, the date of grant. Accordingly, each incumbent non-employee director received 959 restricted stock units. We also granted each incumbent non-employee director a number of stock options determined by dividing $60,000 by a binomial valuation of an option of one share of our common stock on the grant date. Accordingly, we granted an option to purchase up to 2,597 shares of our common stock at an exercise price of $62.59 to each non-employee director. The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date. The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 6 to our Consolidated Financial Statements for the year ended December 31, 2011.

(3)	As of December 31, 2011, Mr. Dillon held 329,617 options to purchase shares of our common stock, 326,510 of which were vested, and 1,110 shares of restricted stock and restricted stock units.

(4)	As of December 31, 2011, Mr. Kearney held 35,578 options to purchase shares of our common stock, 32,471 of which were vested, 1,110 shares of restricted stock and restricted stock units, and 6,724 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(5)	As of December 31, 2011, Mr. Kight held 85,749 options to purchase shares of our common stock, 60,586 of which were vested, and 8,199 restricted stock units.

(6)	Mr. O’Leary joined the nominating and corporate governance committee in the fourth quarter of 2011 and, accordingly, received 25% of the annual committee retainer. As of December 31, 2011, Mr. O’Leary held 14,185 options to purchase shares of our common stock, 11,588 of which were vested, 959 restricted stock units, and 4,556 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(7)	Mr. Levy retired from our board of directors effective May 25, 2011, and he did not receive any equity awards in 2011. As of December 31, 2011, Mr. Levy held 151 shares of restricted stock that will vest on May 23, 2012 and 32,541 options to purchase shares of our common stock, 400 of which expire on May 15, 2012 and the remainder of which expire one year after his retirement.

(8)	As of December 31, 2011, Mr. Renwick held 38,600 options to purchase shares of our common stock, 35,493 of which were vested, 1,110 shares of restricted stock and restricted stock units, and 6,356 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(9)	Ms. Robak joined the compensation committee in the fourth quarter of 2011 and, accordingly, received 25% of the annual committee retainer. As of December 31, 2011, Ms. Robak held 33,105 options to purchase shares of our common stock, 29,998 of which were vested, 1,110 shares of restricted stock and restricted stock units, and 1,877 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(10)	As of December 31, 2011, Mr. Simons held 15,028 options to purchase shares of our common stock, 12,009 of which were vested, 1,084 shares of restricted stock and restricted stock units, and 5,741 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(11)	Mr. Stern joined our board of directors on February 23, 2011 and resigned effective August 1, 2011. Mr. Stern received stock options and restricted stock units at the time he joined our board and on May 25, 2011. None of the equity awards made to Mr. Stern vested and all were cancelled upon his resignation.

(12)	As of December 31, 2011, Mr. Wertheimer held 36,271 options to purchase shares of our common stock, 33,164 of which were vested, and 1,110 shares of restricted stock and restricted stock units.

Non-Employee Director Deferred Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights. Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Incentive Plan and count against that plan’s share reserve.

Share Ownership Requirements

Under our share ownership policy, non-employee directors are required to accumulate and hold our common stock having a market value equal to at least six times the amount of the annual board retainer. The value of shares of restricted stock and restricted stock units count towards meeting the minimum ownership amount, as do other shares held by the director. As of January 1, 2012, 20% of the value of shares underlying vested but unexercised stock options are also counted towards meeting the minimum ownership amount. Non-employee directors have five years after they become subject to the guidelines to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period.

Shareholder Proposals for the 2013 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2013 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered to the following address no later than December 13, 2012: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Charles W. Sprague, Executive Vice President, General Counsel and Secretary.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2013 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2012 annual meeting. Because we anticipate mailing our proxy statement for the 2012 annual meeting on April 12, 2012, we must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2013 annual meeting no sooner than February 1, 2013, and no later than February 26, 2013.

If the notice is received after February 26, 2013, then we are not required to permit the business to be presented at the 2013 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after February 26, 2013 to be presented at the 2013 annual meeting, then the persons named in proxies solicited by the board of directors for the 2013 annual meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

Our Annual Report for 2011 will be mailed to each shareholder on or about April 12, 2012. Our Annual Report on Form 10-K for 2011, which we filed with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2012 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Charles W. Sprague, at the address below.

Other Matters

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Annual Report to shareholders and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders may make a request by writing to Charles W. Sprague, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045 or by calling him at (262) 879-5000.

By Order of the Board of Directors

Charles W. Sprague, Secretary
Brookfield, Wisconsin
April 12, 2012

Appendix A

PROPOSED AMENDMENT TO ARTICLE VII OF

THE RESTATED ARTICLES OF INCORPORATION OF FISERV, INC.

(New language is indicated by underlining and deletions are indicated by strike-through)

Article VII of the Restated Articles of Incorporation of Fiserv, Inc. is amended and restated in its entirety to read as follows:

ARTICLE VII

Until the annual meeting of shareholders of the Corporation held in 2013, the ~~The~~ terms of the Board of Directors shall be staggered by dividing the total number of directors into three groups, in accordance with Section 180.0806 of the Wisconsin Business Corporation Law. Directors elected at each annual meeting of shareholders held prior to 2013 (or such directors’ successors) shall hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors have been elected and qualified. Commencing with the annual meeting of shareholders held in 2013, directors shall hold office for terms as follows: (i) at the 2013 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, (ii) at the 2014 annual meeting of shareholders, directors for whom such annual meeting is the annual meeting of shareholders held in the third year following the year of their election and directors elected at the 2013 annual meeting of shareholders (or such directors’ successors) shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified, and (iii) at the 2015 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.

A-1

Appendix B

FISERV, INC.

2007 OMNIBUS INCENTIVE PLAN

1. Purpose and Effective Date.

(a) Purpose. The Fiserv, Inc. 2007 Omnibus Incentive Plan has two complementary purposes: (i) to attract and retain outstanding individuals to serve as officers, directors, employees and consultants; and (ii) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

(b) Effective Date. This Plan will become effective, and Awards may be granted under this Plan, on and after the date that the Plan is approved by the Company’s shareholders (the “Effective Date”). If the Company’s shareholders approve this Plan, then the Fiserv, Inc. Stock Option and Restricted Stock Plan will terminate on the Effective Date and the Fiserv, Inc. Executive Incentive Compensation Plan will terminate on December 31, 2007, and no new awards may be granted under such plans after their respective termination dates; provided that each such plan shall continue to govern awards outstanding as of the date of such plan’s termination and such awards shall continue in force and effect until terminated pursuant to their terms.

2. Definitions. Capitalized terms used in this Plan have the following meanings:

(a) “Administrator” means the Committee with respect to employee Participants and the Board with respect to Director Participants.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act. Notwithstanding the foregoing, for purposes of determining those individuals to whom an Option or Stock Appreciation Right may be granted, the term “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with the Company within the meaning of Code Sections 414(b) or (c); provided that, in applying such provisions, the phrase “at least 20 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(c) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units, Dividend Equivalent Units, an Annual Incentive Award, a Long-Term Incentive Award, or any other type of award permitted under the Plan.

(d) “Beneficial Owner” means a Person who owns any securities

(i) which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (A) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (B) securities issuable upon exercise of preferred stock purchase rights issued pursuant to the terms of the Company’s Shareholder Rights Agreement, dated as of February 24, 1998, as amended from time to time, or any successor to such Rights Agreement, or any similar stock purchase rights that the Company may authorize and issue in the future, at any time before the issuance of such securities; or

(ii) which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the

Exchange Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has had any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii) above) or disposing of any voting securities of the Company.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, except as otherwise determined by the Administrator and set forth in an Award agreement: (i) if a Participant is subject to an employment, retention or similar agreement with the Company or an Affiliate that includes a definition of “Cause,” such definition; and (ii) for all other Participants, (A) conviction of a felony or a plea of no contest to a felony, (B) willful misconduct that is materially and demonstrably detrimental to the Company or an Affiliate, (C) willful refusal to perform duties consistent with a Participant’s office, position or status with the Company or an Affiliate (other than as a result of physical or mental disability) after being requested to do so by a person or body with the authority to make such request, or (D) other conduct or inaction that the Administrator determines in its discretion constitutes Cause.

(g) “Change of Control” means the occurrence of any of the following events:

(i) any Person (other than (A) the Company or its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”) or (E) unless otherwise determined by the Board or the Committee, a Person which has acquired Stock in the ordinary course of business for investment purposes only and not with the purpose or effect of changing or influencing the control of the Company, or in connection with or as a participant in any transaction having such purpose or effect (“Investment Intent”), as demonstrated by the filing by such Person of a statement on Schedule 13G (including amendments thereto) pursuant to Regulation 13D under the Exchange Act, as long as such Person continues to hold such Stock with an Investment Intent) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock of the Company or the combined voting power of the Company’s then outstanding voting securities; or

(ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: (A) individuals who, on the Effective Date, constituted the Board of Directors; and (B) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board of Directors pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect Subsidiary of the

Company) shall not be Continuing Directors for purposes of this Agreement until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; provided further, that in the event the failure of any such persons appointed to the Board of Directors to be Continuing Directors results in a Change in Control, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control occurred; or

(iii) the shareholders of the Company approve a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (A) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after the Effective Date, pursuant to express authorization by the Board of Directors that refers to this exception) representing 20% or more of either the then outstanding shares of Stock or the Company or the combined voting power of the Company’s then outstanding voting securities; or

(iv) the shareholders of the Company approve of a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control of the Company” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the holders of the Stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

If an Award is considered deferred compensation subject to the provisions of Code Section 409A, and if a payment under such Award is triggered upon a “Change of Control,” then the foregoing definition shall be deemed amended as necessary to comply with Code Section 409A, and the Administrator may include such amended definition in the Award agreement issued with respect to such Award.

(h) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(i) “Committee” means the Compensation Committee of the Board (or a successor committee with the same or similar authority).

(j) “Company” means Fiserv, Inc., a Wisconsin corporation, or any successor thereto.

(k) “Director” means a member of the Board, and “Non-Employee Director” means a Director who is not also an employee of the Company or its Subsidiaries.

(l) “Disability” has the meaning given in Code Section 22(e)(3), except as otherwise determined by the Administrator and set forth in an Award agreement. The Administrator shall make the determination of Disability and may request such evidence of disability as it reasonably determines.

(m) “Dividend Equivalent Unit” means the right to receive a payment, in cash or Shares, equal to the cash dividends or other distributions paid with respect to a Share.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any reference to a specific provision of the Exchange Act includes any successor provision and the regulations and rules promulgated under such provision.

(o) “Fair Market Value” means, per Share on a particular date: (i) the last sales price on such date on the Nasdaq Global Select Market, as reported in The Wall Street Journal, or if no sales of Stock occur on the date in question, on the last preceding date on which there was a sale on such market; (ii) if the Shares are not listed on the Nasdaq Global Select Market, but are traded on another national securities exchange or in an over-the-counter market, the last sales price (or, if there is no last sales price reported, the average of the closing bid and asked prices) for the Shares on the particular date, or on the last preceding date on which there was a sale of Shares on that exchange or market; or (iii) if the Shares are neither listed on a national securities exchange nor traded in an over-the-counter market, the price determined by the Administrator.

(p) “Incentive Award” means the right to receive a cash payment to the extent Performance Goals are achieved, and shall include “Annual Incentive Awards” as described in Section 10 and “Long-Term Incentive Awards” as described in Section 11.

(q) “Option” means the right to purchase Shares at a stated price for a specified period of time.

(r) “Participant” means an individual selected by the Administrator to receive an Award.

(s) “Performance Goals” means any goals the Administrator establishes that relate to one or more of the following with respect to the Company or any one or more of its Subsidiaries, Affiliates or other business units: net sales; cost of sales; revenue; gross income; net income; operating income; income from continuing operations; earnings (including before taxes, and/or interest and/or depreciation and amortization); earnings per share (including diluted earnings per share); price per share; cash flow; net cash provided by operating activities; net cash provided by operating activities less net cash used in investing activities; net operating profit; ratio of debt to debt plus equity; return on shareholder equity; return on capital; return on assets; operating working capital; average accounts receivable; economic value added; customer satisfaction; operating margin; profit margin; sales performance; sales quota attainment; new sales; cross/integrated sales; client engagement; client acquisition; net promoter score; internal revenue growth; and client retention. As to each Performance Goal, the relevant measurement of performance shall be computed in accordance with generally accepted accounting principles, if applicable; provided that, the Administrator may, at the time of establishing the Performance Goal(s), exclude the effects of (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition. In the case of Awards that the Administrator determines will not be considered “performance based compensation” under Code Section 162(m), the Administrator may establish other Performance Goals not listed in this Plan. Where applicable, the Performance Goals may be expressed, without limitation, in terms of attaining a specified level of the particular criterion or the attainment of an increase or decrease (expressed as absolute numbers or a percentage) in the particular criterion or achievement in relation to a peer group or other index. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be paid (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

(t) “Performance Shares” means the right to receive Shares to the extent Performance Goals are achieved.

(u) “Performance Unit” means the right to receive a payment valued in relation to a unit that has a designated dollar value or the value of which is equal to the Fair Market Value of one or more Shares, to the extent Performance Goals are achieved.

(v) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof.

(w) “Plan” means this Fiserv, Inc. 2007 Omnibus Incentive Plan, as may be amended from time to time.

(x) “Restricted Stock” means a Share that is subject to a risk of forfeiture or restrictions on transfer, or both a risk of forfeiture and restrictions on transfer.

(y) “Restricted Stock Unit” means the right to receive a payment equal to the Fair Market Value of one Share.

(z) “Retirement” means, except as otherwise determined by the Administrator and set forth in an Award agreement, with respect to employee Participants, termination of employment from the Company and its Affiliates (for other than Cause): (i) on or after attainment of age fifty-five (55) and completion of twenty-five (25) years of service with the Company and its Affiliates; (ii) on or after attainment of age sixty-two (62) and completion of ten (10) years of service with the Company and its Affiliates; or (iii) on or after attainment of age sixty-five (65); provided that, with respect to Director Participants, “Retirement” means the Director’s resignation or failure to be re-elected on or after attainment of age sixty-two (62) and completion of six (6) years of service with the Company as a director.

(aa) “Section 16 Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act.

(bb) “Share” means a share of Stock.

(cc) “Stock” means the Common Stock of the Company, par value of $0.01 per share.

(dd) “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the appreciation of the Fair Market Value of a Share during a specified period of time.

(ee) “Subsidiary” means any corporation, limited liability company or other limited liability entity in an unbroken chain of entities beginning with the Company if each of the entities (other than the last entities in the chain) owns the stock or equity interest possessing more than fifty percent (50%) of the total combined voting power of all classes of stock or other equity interests in one of the other entities in the chain.

3. Administration.

(a) Administration. In addition to the authority specifically granted to the Administrator in this Plan, the Administrator has full discretionary authority to administer this Plan, including but not limited to the authority to: (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. All Administrator determinations shall be made in the sole discretion of the Administrator and are final and binding on all interested parties.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board, or the Committee may delegate to one or more officers of the

Company, any or all of their respective authority and responsibility as an Administrator of the Plan; provided that no such delegation is permitted with respect to Stock-based Awards made to Section 16 Participants at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of Non-Employee Directors. If the Board or the Committee has made such a delegation, then all references to the Administrator in this Plan include such other committee or one or more officers to the extent of such delegation.

(c) Indemnification. The Company will indemnify and hold harmless each member of the Board and the Committee, and each officer or member of any other committee to whom a delegation under Section 3(b) has been made, as to any acts or omissions with respect to this Plan or any Award to the maximum extent that the law and the Company’s by-laws permit.

4. Eligibility. The Administrator may designate any of the following as a Participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its Affiliates; an individual that the Company or an Affiliate has engaged to become an officer or employee; a consultant who provides services to the Company or its Affiliates; or a Director, including a Non-Employee Director. The Administrator’s granting of an Award to a Participant will not require the Administrator to grant an Award to such individual at any future time. The Administrator’s granting of a particular type of Award to a Participant will not require the Administrator to grant any other type of Award to such individual.

5. Types of Awards. Subject to the terms of this Plan, the Administrator may grant any type of Award to any Participant it selects, but only employees of the Company or a Subsidiary may receive grants of incentive stock options within the meaning of Code Section 422. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

6. Shares Reserved under this Plan.

(a) Plan Reserve. Subject to adjustment as provided in Section 17, an aggregate of 10,000,000 Shares are reserved for issuance under this Plan. The Shares reserved for issuance may be either authorized and unissued Shares or shares reacquired at any time and now or hereafter held as treasury stock.

(b) Aggregate Award Limits. Subject to adjustment as provided in Section 17, the Company may issue only an aggregate of 2,500,000 Shares upon the exercise of incentive stock options and may issue only an aggregate of 4,000,000 Shares pursuant to “full-value awards.” For this purpose, a full-value award includes Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units (valued in relation to a Share), and any other similar Award under which the value of the Award is measured as the full value of a Share, rather than the increase in the value of a Share.

(c) Replenishment of Shares Under this Plan. The aggregate number of Shares reserved under Section 6(a) shall be depleted by the number of Shares with respect to which an Award is granted. If, however, an Award lapses, expires, terminates or is cancelled without the issuance of Shares under the Award, or if Shares are forfeited under an Award, or if Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares may again be used for new Awards under this Plan under Section 6(a) and Section 6(b), but such Shares may not be issued pursuant to incentive stock options.

(d) Participant Limitations. Subject to adjustment as provided in Section 17, no Participant may be granted Awards that could result in such Participant:

(i)	receiving Options for, and/or Stock Appreciation Rights with respect to, more than 500,000 Shares during any fiscal year of the Company;

(ii)	receiving Awards of Restricted Stock and/or Restricted Stock Units relating to more than 120,000 Shares during any fiscal year of the Company;

(iii)	receiving Awards of Performance Shares, and/or Awards of Performance Units the value of which is based on the Fair Market Value of Shares, for more than 120,000 Shares during any fiscal year of the Company;

(iv)	receiving Awards of Performance Units, the value of which is not based on the Fair Market Value of Shares, for more than $3,000,000 during any fiscal year of the Company;

(v)	receiving other Stock-based Awards pursuant to Section 13 relating to more than 120,000 Shares during any fiscal year of the Company;

(vi)	receiving an Annual Incentive Award in any single fiscal year of the Company that would pay more than $3,000,000; or

(vii)	receiving a Long-Term Incentive Award in any single fiscal year of the Company that would pay more than $6,000,000.

In all cases, determinations under this Section 6(d) should be made in a manner that is consistent with the exemption for performance based compensation that Code Section 162(m) provides.

7. Options. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each Option, including but not limited to: (i) whether the Option is an “incentive stock option” which meets the requirements of Code Section 422, or a “nonqualified stock option” which does not meet the requirements of Code Section 422; (ii) the number of Shares subject to the Option; (iii) the exercise price, which may not be less than the Fair Market Value of the Shares subject to the Option as determined on the date of grant; (iv) the terms and conditions of exercise; and (v) the term, except that an Option must terminate no later than ten (10) years after the date of grant. In all other respects, the terms of any incentive stock option should comply with the provisions of Code section 422 except to the extent the Administrator determines otherwise. If an Option that is intended to be an incentive stock option fails to meet the requirements thereof, the Option shall automatically be treated as a nonqualified stock option to the extent of such failure.

8. Stock Appreciation Rights. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each SAR, including but not limited to: (a) whether the SAR is granted independently of an Option or relates to an Option; (b) the number of Shares to which the SAR relates; (c) the grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant; (d) the terms and conditions of exercise or maturity; (e) the term, provided that an SAR must terminate no later than ten (10) years after the date of grant; and (f) whether the SAR will be settled in cash, Shares or a combination thereof. If an SAR is granted in relation to an Option, then unless otherwise determined by the Administrator, the SAR shall be exercisable or shall mature at the same time or times, on the same conditions and to the extent and in the proportion, that the related Option is exercisable and may be exercised or mature for all or part of the Shares subject to the related Option. Upon exercise of any number of SAR, the number of Shares subject to the related Option shall be reduced accordingly and such Option may not be exercised with respect to that number of Shares. The exercise of any number of Options that relate to an SAR shall likewise result in an equivalent reduction in the number of Shares covered by the related SAR.

9. Performance and Stock Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, including but not limited to: (a) the number of Shares and/or units to which such Award relates; (b) whether, as a condition for the Participant to realize all or a portion of the benefit provided under the Award, one or more Performance Goals must be achieved during such period as the Administrator specifies; (c) whether the restrictions imposed on Restricted Stock or Restricted Stock Units shall lapse, and all or a portion of the Performance Goals subject to an Award shall be deemed achieved, upon a Participant’s death, Disability or Retirement; (d) with respect to Performance Units, whether to measure the value of each unit in relation to a designated dollar value or the Fair Market Value of one or more Shares; and (e) with respect to Restricted Stock Units and Performance Units, whether to settle such Awards in cash, in Shares, or a combination thereof.

10. Annual Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of an Annual Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Annual Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of one fiscal year of the Company except that, if the Award is made in the year this Plan becomes effective, at the time of commencement of employment with the Company or on the occasion of a promotion, then the Award may relate to a period shorter than one fiscal year.

11. Long-Term Incentive Awards. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of a Long-Term Incentive Award, including but not limited to the Performance Goals, performance period, the potential amount payable, and the timing of payment, subject to the following: (a) the Administrator must require that payment of all or any portion of the amount subject to the Long-Term Incentive Award is contingent on the achievement of one or more Performance Goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the Performance Goals subject to an Award are deemed achieved upon a Participant’s death, Disability or Retirement, or such other circumstances as the Administrator may specify; and (b) the performance period must relate to a period of more than one fiscal year of the Company.

12. Dividend Equivalent Units. Subject to the terms of this Plan, the Administrator will determine all terms and conditions of each award of Dividend Equivalent Units, including but not limited to whether: (a) such Award will be granted in tandem with another Award; (b) payment of the Award be made currently or credited to an account for the Participant which provides for the deferral of such amounts until a stated time; and (c) the Award will be settled in cash or Shares; provided that any Dividend Equivalent Units granted in connection with an Option, Stock Appreciation Right or other “stock right” within the meaning of Code Section 409A shall be set forth in a written arrangement that is separate from such Award, and to the extent the payment of such dividend equivalents is considered deferred compensation, such written arrangement shall comply with the provisions of Code Section 409A.

13. Other Stock-Based Awards. Subject to the terms of this Plan, the Administrator may grant to Participants other types of Awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Shares, either alone or in addition to or in conjunction with other Awards, and payable in Stock or cash. Without limitation, such Award may include the issuance of shares of unrestricted Stock, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of Performance Goals or otherwise, or rights to acquire Stock from the Company. The Administrator shall determine all terms and conditions of the Award, including but not limited to, the time or times at which such Awards shall be made, and the number of Shares to be granted pursuant to such Awards or to which such Award shall relate; provided that any Award that provides for purchase rights shall be priced at 100% of Fair Market Value on the date of the Award.

14. Transferability. Awards are not transferable other than by will or the laws of descent and distribution, unless and to the extent the Administrator allows a Participant to: (a) designate in writing a beneficiary to exercise the Award or receive payment under an Award after the Participant’s death; or (b) transfer an Award for no consideration.

15. Termination and Amendment of Plan; Amendment, Modification or Cancellation of Awards.

(a) Term of Plan. Unless the Board earlier terminates this Plan pursuant to Section 15(b), this Plan will terminate when all Shares reserved for issuance have been issued. If the term of this Plan extends beyond ten (10) years from the Effective Date, no incentive stock options may be granted after such time unless the shareholders of the Company have approved an extension of this Plan.

(b) Termination and Amendment. The Board or the Committee may amend, alter, suspend, discontinue or terminate this Plan at any time, subject to the following limitations:

(i) the Board must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) action of the Board, (B) applicable corporate law, or (C) any other applicable law;

(ii) shareholders must approve any amendment of this Plan to the extent the Company determines such approval is required by: (A) Section 16 of the Exchange Act, (B) the Code, (C) the listing requirements of any principal securities exchange or market on which the Shares are then traded, or (D) any other applicable law; and

(iii) shareholders must approve any of the following Plan amendments: (A) an amendment to materially increase any number of Shares specified in Section 6(a) or the limits set forth in Section 6(d) (except as permitted by Section 17), or (B) an amendment that would diminish the protections afforded by Section 15(e).

(c) Amendment, Modification or Cancellation of Awards. Except as provided in Section 15(e) and subject to the requirements of this Plan, the Administrator may modify, amend or cancel any Award, or waive any restrictions or conditions applicable to any Award or the exercise of the Award; provided that any modification or amendment that materially diminishes the rights of the Participant, or the cancellation of the Award, shall be effective only if agreed to by the Participant or any other person(s) as may then have an interest in the Award, but the Administrator need not obtain Participant (or other interested party) consent for the adjustment or cancellation of an Award pursuant to the provisions of Section 17 or the modification of an Award to the extent deemed necessary to comply with any applicable law, the listing requirements of any principal securities exchange or market on which the Shares are then traded, or to preserve favorable accounting or tax treatment of any Award for the Company. Notwithstanding the foregoing, unless determined otherwise by the Administrator, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Code Section 409A to continue to be so exempt, or to enable an Award intended to comply with Code Section 409A to continue to so comply.

(d) Survival of Authority and Awards. Notwithstanding the foregoing, the authority of the Board and the Administrator under this Section 15 and to otherwise administer the Plan will extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing and Backdating Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 17, neither the Administrator nor any other person may decrease the exercise price for any outstanding Option or SAR after the date of grant nor allow a Participant to surrender an outstanding Option or SAR to the Company as consideration for the grant of a new Option or SAR with a lower exercise price. In addition, the Administrator may not make a grant of an Option or SAR with a grant date that is effective prior to the date the Administrator takes action to approve such Award.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the

Administrator approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country. In addition, all such supplements, amendments, restatements or alternative versions must comply with the provisions of Section 15(b)(ii).

(g) Code Section 409A. The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Award that is subject to Code Section 409A to comply therewith.

16. Taxes.

(a) Withholding. In the event the Company or an Affiliate of the Company is required to withhold any Federal, state or local taxes or other amounts in respect of any income recognized by a Participant as a result of the grant, vesting, payment or settlement of an Award or disposition of any Shares acquired under an Award, the Company may deduct (or require an Affiliate to deduct) from any payments of any kind otherwise due the Participant cash, or with the consent of the Committee, Shares otherwise deliverable or vesting under an Award, to satisfy such tax obligations. Alternatively, the Company may require such Participant to pay to the Company, in cash, promptly on demand, or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such taxes and other amounts. If Shares are deliverable upon exercise or payment of an Award, the Committee may permit a Participant to satisfy all or a portion of the Federal, state and local withholding tax obligations arising in connection with such Award by electing to (a) have the Company withhold Shares otherwise issuable under the Award, (b) tender back Shares received in connection with such Award, or (c) deliver other previously owned Shares; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge. If an election is provided, the election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. In any case, the Company may defer making payment or delivery under any Award if any such tax may be pending unless and until indemnified to its satisfaction.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that (i) any Award intended to be exempt from Code Section 409A shall be so exempt, (ii) any Award intended to comply with Code Section 409A or Code Section 422 shall so comply, (iii) any Award shall otherwise receive a specific tax treatment under any other applicable tax law, nor in any such case will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any Award.

17. Adjustment Provisions; Change of Control.

(a) Adjustment of Shares. If: (i) the Company shall at any time be involved in a merger or other transaction in which the Shares are changed or exchanged; (ii) the Company shall subdivide or combine the Shares or the Company shall declare a dividend payable in Shares, other securities (other than preferred stock purchase rights issued pursuant to the terms of the Company’s Shareholder Rights Agreement, dated as of February 24, 1998, as amended from time to time, or any successor to such Rights Agreement, or any similar stock purchase rights that the Company may authorize and issue in the future) or other property; (iii) the Company shall effect a cash dividend the amount of which, on a per Share basis, exceeds ten percent (10%) of the Fair Market Value of a Share at the time the dividend is declared, or the Company shall effect any other dividend or other distribution on the Shares in the form of cash, or a repurchase of Shares, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Shares; or (iv) any other event shall occur, which, in the case of this clause (iv), in the judgment of the Board or Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Administrator shall, in such manner as it may deem equitable to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, adjust as applicable: (A) the number and type of Shares subject to this Plan (including the number and type of Shares described in Sections 6(a), (b) and (d)) and which may after the event be made the subject of Awards; (B) the number and type of Shares subject to outstanding Awards; (C) the grant, purchase, or exercise price with respect to any Award; and (D) to the extent such discretion does not cause an Award that is intended to qualify as performance-based compensation under Code Section 162(m) to lose its status as such, the Performance Goals of an Award. In each case, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code Section 422(b). Without limitation, in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute, on an equitable basis as the Administrator determines, for each Share then subject to an Award and the Shares subject to this Plan (if the Plan will continue in effect), the number and kind of shares of stock, other securities, cash or other property to which holders of Stock are or will be entitled in respect of each Share pursuant to the transaction. Notwithstanding the foregoing, in the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the Shares (including a reverse stock split), if no action is taken by the Administrator, adjustments contemplated by this subsection that are proportionate shall nevertheless automatically be made as of the date of such stock dividend or subdivision or combination of the Shares.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under this Plan upon such terms and conditions as it may deem appropriate.

(c) Change of Control. If the Participant has in effect an employment, retention, change of control, severance or similar agreement with the Company or any Affiliate that discusses the effect of a Change of Control on the Participant’s Awards, then such agreement shall control. In all other cases, unless provided otherwise in an Award agreement, in the event of a Change of Control:

(i) The successor or purchaser in the Change of Control transaction may assume an Award or provide a substitute award with similar terms and conditions, and preserving the same benefits, as the Award it is replacing.

(ii) If the successor or purchaser in the Change of Control transaction does not assume the Awards or issue replacement awards as provided in clause (i), then unless otherwise determined by the Board prior to the date of the Change of Control, immediately prior to the date of the Change of Control:

(A) each Option or SAR that is then held by a Participant who is employed by or in the service of the Company or an Affiliate shall become immediately and fully vested, and all Options and SARs shall be cancelled on the date of the Change of Control in exchange for a cash payment equal to the excess of the Change of Control price of the Shares covered by the Option or SAR that is so cancelled over the purchase or grant price of such Shares under the Award;

(B) Restricted Stock and Restricted Stock Units that are not then vested shall vest;

(C) all Performance Shares and/or Performance Units that are earned but not yet paid shall be paid in cash in an amount equal to the value of the Performance Share and/or Performance Unit, and all Performance Shares and Performance Units for which the performance period has not expired shall be cancelled in exchange for a cash payment equal to the product of the value of the Performance Share and/or Performance Unit and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period;

(D) all Annual and Long-Term Incentive Awards that are earned but not yet paid shall be paid, and all Annual and Long-Term Incentive Awards that are not yet earned shall be cancelled in exchange for a cash payment in an amount determined by taking the product of: (1) the amount that would have been due under such Award(s) if the Performance Goals (as measured at the time of the Change of Control) were to continue to be achieved at the same rate through the end of the performance period; and (2) a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to which the Award is subject to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and

(E) all Dividend Equivalent Units that are not vested shall vest and be paid in cash, and all other Awards that are not vested shall vest and if an amount is payable under such vested Award, such amount shall be paid in cash based on the value of the Award.

If the value of an Award is based on the Fair Market Value of a Share, Fair Market Value shall be deemed to mean the per share Change of Control price. The Administrator shall determine the per share Change of Control price paid or deemed paid in the Change of Control transaction.

Except as otherwise expressly provided in any agreement between a Participant and the Company or an Affiliate, if the receipt of any payment by a Participant under the circumstances described above would result in the payment by the Participant of any excise tax provided for in Section 280G and Section 4999 of the Code, then the amount of such payment shall be reduced to the extent required to prevent the imposition of such excise tax.

18. Miscellaneous.

(a) Other Terms and Conditions. The grant of any Award may also be subject to other provisions (whether or not applicable to the Award granted to any other Participant) as the Administrator determines appropriate, including, without limitation, provisions for:

(i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii) restrictions on resale or other disposition of Shares; and

(iii) compliance with federal or state securities laws and stock exchange requirements.

(b) Employment and Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a Director. Unless determined otherwise by the Administrator, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and its Affiliates, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a Non-Employee Director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a Director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate and immediately thereafter becomes a Non-Employee Director, a non-employee director of an Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate will be considered to have terminated employment when such entity ceases to be an Affiliate.

Notwithstanding the foregoing, for purposes of an Award that is subject to Code Section 409A, if a Participant’s termination of employment or service triggers the payment of compensation under such Award, then the Participant will be deemed to have terminated employment or service upon his or her “separation from service” within the meaning of Code Section 409A.

(c) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Administrator may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(d) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(e) Requirements of Law and Securities Exchange. The granting of Awards and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity, and unless and until the Participant has taken all actions required by the Company in connection therewith. The Company may impose such restrictions on any Shares issued under the Plan as the Company determines necessary or desirable to comply with all applicable laws, rules and regulations or the requirements of any national securities exchanges.

(f) Governing Law. This Plan, and all agreements under this Plan, will be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any award agreement, may only be heard in a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.

(g) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(h) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and this Plan is not to be construed with reference to such titles.

(i) Severability. If any provision of this Plan or any award agreement or any Award (a) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (b) would disqualify this Plan, any award agreement or any Award under any law the Administrator deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Administrator, materially altering the intent of this Plan, award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such award agreement and such Award will remain in full force and effect.

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The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees
01	Daniel P. Kearney 2015 02 Jeffrey W. Yabuki 2015
The Board of Directors recommends you vote FOR proposals 2, 3, 4, and 5.							For	Against	Abstain
2.

To approve an amendment to our articles of incorporation that would eliminate the classified structure of our board of directors and provide for the annual election of directors as set forth in the amendment.

							☐	☐	☐
3.	To approve performance goals and related matters under the Fiserv, Inc. 2007 Omnibus Incentive Plan.						☐	☐	☐
4.	To approve, on an advisory basis, the compensation of our named executive officers.						☐	☐	☐
5.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2012.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

				JOB #					SHARES CUSIP # SEQUENCE #
	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FISERV, INC. Annual Meeting of Shareholders May 23, 2012 This proxy is solicited by the Board of Directors

The undersigned hereby appoints JEFFERY W. YABUKI, DONALD F. DILLON, AND CHARLES W. SPRAGUE as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on March 28, 2012 at the Annual Meeting of Shareholders to be held on May 23, 2012 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated nominees as directors, (2) FOR an amendment to our articles of incorporation that would eliminate the classified structure of our board of directors and provide for the annual election of directors as set forth in the amendment, (3) FOR the performance goals and related matters under the Fiserv, Inc. 2007 Omnibus Incentive Plan, (4) FOR the approval of the compensation of our named executive officers, and (5) FOR the ratification of the selection of Deloitte & Touche LLP as the registered independent public accounting firm of Fiserv, Inc. for 2012.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and Its Participating Subsidiaries (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 pm ET on May 18, 2012, the Plan's Trustee will be deemed to have been instructed to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely instructions from others who do vote.

Continued and to be signed on reverse side